UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 21, 2018

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2019 Annual Meeting of Stockholders on Thursday, February 14, 2019 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear about our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

R. Andrew Eckert
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 21, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 14, 2019 at 4:30 p.m. Pacific Time at its headquarters at 3100 Hansen Way, Palo Alto, California 94304.

This Annual Meeting is being held for the following purposes:

•	to elect nine directors to serve until the 2020 Annual Meeting;

•	to approve, on an advisory basis, the compensation of our named executive officers as described in the accompanying Proxy Statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019; and

•	to transact any other business that properly comes before the Annual Meeting.

The Board of Directors has selected December 17, 2018 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for 10 days before the Annual Meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this Annual Meeting to you through the Internet. On or about December 21, 2018, we mailed to stockholders as of the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 28, 2018 (which we posted on the Internet on December 21, 2018), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allows us to provide you with the information you need more quickly while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,

John W. Kuo
Corporate Secretary

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders		Meeting Agenda

Date:	Thursday, February 14, 2019	• Election of nine directors
Time: Place:	4:30 p.m. Pacific Time 3100 Hansen Way Palo Alto, California 94304

•   Advisory vote to approve executive compensation

•   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019

•   Transact any other business that properly comes before the Annual Meeting

Record Date:	December 17, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and Vote Recommendation

Voting Matter	Board vote recommendation

1. Election of directors	For each director nominee

2. Advisory vote to approve executive compensation	For

3. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019	For

Our Director Nominees

See Proposal One – “Election of Directors” for more information.

The following table provides summary information about each director nominee.

Name	Age	Director since	Occupation	Other public boards	Committee memberships
					AC	EC	CC (1)	NC	EX
Anat Ashkenazi (a) (b)	46	2018	Senior Vice President, Controller and Chief Financial Officer, Lilly Research Labs, Eli Lilly and Company	0	M	M
Jeffrey R. Balser (a)	56	2018	President and Chief Executive Officer of Vanderbilt University Medical Center and Dean of Vanderbilt University School of Medicine	0			M	M
Judy Bruner (a) (b)	60	2016	Former EVP, Administration and Chief Financial Officer, SanDisk Corporation	3	C	M			M
Jean-Luc Butel (a)	62	2017	Former President, International, Baxter International	1	M		M
Regina E. Dugan (a)	55	2013	Former VP of Engineering, Facebook, Inc.	1		C		M
R. Andrew Eckert (a) (b)	57	2004	Chief Executive Officer, Acelity L.P., Inc.	1	M		M		C
Timothy E. Guertin (a)	69	2005	Former President and Chief Executive Officer, Varian Medical Systems, Inc.	1		M
David J. Illingworth (a)	65	2011	Former Chief Executive Officer, Smith & Nephew plc	1		M		C	M
Dow R. Wilson	59	2012	President and Chief Executive Officer, Varian Medical Systems, Inc.	1

(a)	Independent Director	(b)	Audit Committee Financial Expert
AC	Audit Committee	EX	Executive Committee
CC	Compensation and Management Development Committee	C	Chair
EC	Ethics and Compliance Committee	M	Member
NC	Nominating and Corporate Governance Committee	(1)	Sue Bostrom, the current Chair of the Compensation Committee, will retire as Chair of the committee and a successor will be appointed immediately following the Annual Meeting.

Attendance

Each director nominee is a current director, and all directors attended at least 75% of the aggregate of all fiscal year 2018 meetings of the Board of Directors (the “Board”) and each committee on which he or she served.

Corporate Governance Highlights

We are committed to strong corporate governance and have adopted strong governance policies and practices that include:

•	Establishing an Ethics and Compliance Committee to oversee our ethical compliance programs and activities involving legal and ethical business conduct;
•	Adding five new independent directors to the Board since 2013;
•	Requiring our entire Board to be elected annually;
•	Appointing an “independent” non-employee director as Chairman and separating the roles of Chairman and Chief Executive Officer;
•	Having 90% of the Board members, and all members of our key Board committees, be independent;
•	Implementing a majority voting policy;
•	Adopting a guideline for director retirement;
•	Completing annual assessments of the Board and its committees;
•	Adopting stock ownership guidelines for our directors and executive officers;
•	Reviewing at least annually the Company’s business strategy and enterprise risk; and
•	Adopting a proxy access bylaw

Executive Compensation Matters

See Proposal Two “Advisory Vote on the Compensation of Our Named Executive Officers” and “Compensation of the Named Executive Officers and Directors” for more information.

Executive Compensation Advisory Vote

Our Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this Proxy Statement, for the reasons discussed below.

Pay for performance

As illustrated in the following graph, 89% of our CEO’s total target compensation opportunity was performance-based, with 100% of his long-term incentive (equity) awards subject to performance-based vesting. 79% of our other Named Executive Officers’ total target compensation opportunity was performance-based, with 62% of their long-term incentive (equity) awards subject to performance-based vesting.

CEO Other NEOs

Auditors

See Proposal Three “Ratification of the Appointment of Our Independent Registered Public Accounting Firm” for more information.

We ask that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

Below is summary information about PricewaterhouseCoopers LLP’s fees for services provided in fiscal years 2018 and 2017.

Fiscal Year	2018	2017
Audit fees	$4,806,765	4,416,302
Audit related fees	$502,976	140,400
Tax fees	$936,488	1,832,567
All other fees	$20,050	16,000

Total	$6,266,279	$6,405,269

2020 Annual Meeting

Stockholder proposals submitted for inclusion in our 2020 proxy statement pursuant to SEC Rule 14a-8 must be received by us no later than August 23, 2019.

The nomination notice and other materials required by our proxy access bylaw provisions must be delivered to us no earlier than July 24, 2019 and no later than August 23, 2019.

Notice of stockholder proposals to be raised from the floor of the 2020 Annual Meeting of Stockholders outside of SEC Rule 14a-8 must be delivered to us no earlier than October 17, 2019 and no later than November 16, 2019.

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:

The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us,” “Varian” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email or fax or in person. We have hired Georgeson LLC, 1290 Avenue of the Americas, New York, New York 10104, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:

We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson LLC. not more than $9,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:

You will be voting on three proposals. Proposal One is for the election of Anat Ashkenazi, Jeffrey R. Balser, Judy Bruner, Jean-Luc Butel, Regina E. Dugan, R. Andrew Eckert, Timothy E. Guertin, David J. Illingworth and Dow R. Wilson to the Board for a one-year term ending at the 2020 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) as described in this Proxy Statement.

Proposal Three is the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

Q:	Who can vote?

A:

Only our stockholders of record at the close of business on December 17, 2018 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year insteadof a full set of proxy materials?

A:

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 28, 2018, as filed with the SEC on November 26, 2018) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:

If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by

Internet or any time at www.computershare.com/investor or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:

If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 17, 2018, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	Via Telephone. If you received your proxy materials or request printed copies by mail and are in the United States, you may vote by calling the toll-free number found on the proxy card.

•	Via Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” for directors; “For,” “Against” or “Abstain” for Proposals Two and Three) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR all directors, and FOR Proposals Two and Three. In that case, the proxyholders will have full discretion and authority to vote in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or other nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 13, 2019. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:

On the record date, we had 91,165,275 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:

Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum. Abstentions have no effect on the election of directors and are included in the shares entitled to vote on Proposals Two and Three. On Proposals Two and Three, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors and Proposal Two, your broker must receive voting instructions from you, as your broker does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:

For Proposal One, the election of directors, the nine nominees may be elected only upon the affirmative vote of a majority of the total votes cast. In other words, the number of votes cast “For” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election, not including any abstentions. Votes “Against” a nominee’s election will count as a vote cast. However, abstentions or shares as to which a shareholder gives no authority or discretion, including “broker non-votes,” will have no effect and not count as a vote cast with respect to that nominee.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the compensation of our Named Executive Officers as described in this Proxy Statement.

For Proposal Three, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required to approve the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm.

Because your vote on Proposal Two is advisory, it will not bind the Board or the Compensation and Management Development Committee (the “Compensation Committee”). However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation of our Named Executive Officers.

Q:	What happens if a director does not receive a majority of votes cast at the Annual Meeting?

A:

Prior to an election, each incumbent director submits a resignation letter whose effectiveness is contingent upon the incumbent director failing to receive more than 50% of the votes cast in an uncontested election. If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:

You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2020 Annual Meeting of Stockholders will be no earlier than October 17, 2019 and no later than November 16, 2019. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2020 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 23, 2019. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 90 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I suggest potential candidates for director positions?

A:

A stockholder may suggest one or more potential candidates for consideration by the Board as nominees for election as one of our directors at an annual meeting of stockholders. This can be done by notifying our Corporate Secretary in writing at our Palo Alto, California headquarters not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2020 Annual Meeting of Stockholders will be no earlier than October 17, 2019 and no later than November 16, 2019. The notice must include all information about the potential candidate that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the potential candidate’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the potential candidacy is made and their affiliates and associates, or others acting in concert, on the one hand, and each potential candidate, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How do I nominate candidates for director positions on the Proxy Statement under proxy access?

A stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, may nominate and include in our Annual Meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our Bylaws. This can be done by providing written notice on Schedule 14N as well as certain other documents and information, as detailed in our Bylaws, to our Corporate Secretary at our Palo Alto, California headquarters not less than 120 days nor more than 150 days before the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders, which for the 2020 Annual Meeting of Stockholders will be no earlier than July 24, 2019 and no later than August 23, 2019. Please see Section 9 of our Bylaws for more information.

Q:	How does the Board select nominees for election to the Board?

A:

The Nominating and Corporate Governance Committee (the “Nominating Committee”) will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate potential candidates differently based upon the source of the potential candidate. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Corporate Secretary in writing (at our Palo Alto, California headquarters) as detailed in the question and answer above.

Q:	How may I communicate with the Board of Directors?

A:

Stockholders and other interested parties may communicate directly with the Board, the Board’s Chairman or any other director or with the independent directors as a group or any other group of directors through the Board’s Chairman by sending an email to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:

The Annual Meeting will be held on Thursday, February 14, 2019 at 4:30 p.m. Pacific Time at our headquarters at 3100 Hansen Way, Palo Alto, California 94304. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

BOARD RECOMMENDATION VOTE “FOR” EACH OF THE NOMINEES

Our Board; Selection of Nominees

At this Annual Meeting, you and the other stockholders will elect nine individuals to serve as directors. Our entire Board is subject to election at each annual meeting of stockholders, and each director will serve until his or her successor has been elected, unless such director dies, resigns, retires or is disqualified or removed.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for directors. The Nominating Committee generally seeks individuals who have or provide:

•	Knowledge about our industries and technologies;

•	Experience in industries beyond healthcare;

•	International business experience;

•	Cultural, gender, ethnic or age diversity;

•	Experience in financial oversight and with the financial community, and a strong reputation with the financial community;

•	Experience in business management and the potential to succeed top management in the event of an unexpected necessary Board intervention;

•	Broad experience at policy making in business, government, education, technology or public interest; or

•	Business contacts, knowledge or influence useful to our business and product lines.

We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders. The Nominating Committee does not evaluate candidates differently based upon the source of the nominee. Anat Ashkenazi and Jeffrey R. Balser were recommended for appointment to the Board by a third-party search firm.

All of the nominees, Anat Ashkenazi, Jeffrey R. Balser, Judy Bruner, Jean-Luc Butel, Regina E. Dugan, R. Andrew Eckert, Timothy E. Guertin, David J. Illingworth and Dow R. Wilson, are now members of the Board.

In nominating Mr. Eckert, the Board and Nominating and Governance Committee also considered our guideline for director retirement that provides that a director should not serve on the Board for more than 15 years or after a director reaches the age of 75. This guideline may be waived as the Board deems appropriate. Mr. Eckert will have served for 15 years as of October 2019 and, accordingly, would not be eligible to serve out a full term based on the retirement guideline. The Board and Nominating Committee considered Mr. Eckert’s expertise, his extensive experience with the Company, his position as Chairman of the Board, as well as the needs of the Company and the benefit that his continued service on the Board could provide and determined that notwithstanding the retirement guideline, it was in the best interest of the Company and its stockholders to allow for his nomination for election at the Annual Meeting and continued service until the Annual Meeting in 2020.

Susan L. Bostrom is not standing for re-election and will retire from the Board immediately following the Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the nine nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Anat Ashkenazi Age: 46 Director Since: 2018 Independent

Principal occupation, business experience and directorships

•  Positions at Eli Lilly and Company, a global pharmaceutical company:

•   Senior Vice President, Controller and Chief Financial Officer, Lilly Research Labs (September 2016—present)

•   Vice President, Finance and Chief Financial Officer, Lilly Diabetes and Lilly Global Manufacturing and Quality (April 2015—September 2016)

•   Chief Financial Officer, Lilly Oncology (October 2013—April 2015)

•  Other Current Public Company Board Memberships: None

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  Over 20 years of in-depth financial management and planning experience including corporate finance and financial services

•  Extensive experience in the pharmaceutical industry having worked for Eli Lilly and Company across different therapeutic areas and disciplines

•  Experience in global and regional strategic planning, organizational redesign, and Six Sigma implementation

Jeffrey R. Balser Age: 56 Director Since: 2018 Independent

Principal occupation, business experience and directorships

•  President and Chief Executive Officer of Vanderbilt University Medical Center (May 2016—present)

•  Dean, Vanderbilt University School of Medicine (October 2008—present)

•  Vice Chancellor for Health Affairs, Vanderbilt University Medical Center (June 2009—April 2016),

•  Associate Vice Chancellor for Research, Vanderbilt University Medical Center (January 2004—October 2008)

•  Other Current Public Company Board Memberships: None

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  In-depth knowledge of the healthcare industry, hospital operations and managed care industry

•  Experience in management and strategic planning of hospital and physician practice, medical education, clinical and basic research through service as Chief Executive Officer and Dean, and previously as chief research officer, of a leading academic medical institution

•  Licensed Medical Doctor, Board certified in Anesthesiology and Critical Care Medicine

Judy Bruner Age: 60 Director Since: 2016 Independent

Principal occupation, business experience and directorships

•  Positions at SanDisk Corporation, a global leader in flash memory storage solutions:

•  Executive Vice President, Administration and Chief Financial Officer (June 2004—May 2016)

•  Member of Board of Directors (June 2002—July 2004)

•  Senior Vice President and Chief Financial Officer, Palm, Inc., a manufacturer of personal digital assistants (September 1999—June 2004)

•  Vice President, Finance & Corporate Controller, 3Com Corporation, a digital electronics manufacturer (May 1998—September 1999)

•  Other Current Public Company Board Memberships: Applied Materials, Inc., a provider of engineering solutions; Rapid7, a security data and analytics solutions provider; Seagate Technology PLC, a data storage company

•  Public Company Board Memberships in Past Five Years: Brocade Communications Systems, Inc., a technology company specializing in data and storage networking products

Experience, qualifications, attributes or skills supporting directorship

•  Over 35 years of financial management experience in the high technology industry

•  Deep experience with compliance and enterprise risk management

•  Audit committee chair experience

•  Significant mergers and acquisitions experience

•  Membership on Boards of other public companies

Jean-Luc Butel Age: 62 Director Since: 2017 Independent

Principal occupation, business experience and directorships

•  Positions at Baxter International, a health care company providing a portfolio of renal and hospital products:

•  President, International (January 2015—June 2015)

•  Corporate Officer, Operating Committee Member, Corporate Vice President and President, International (February 2012—December 2014)

•  Positions at Medtronic, Inc., a global leader in medical technology:

•  Corporate Officer, Executive Committee Member, Executive Vice President; Group President International (January 2011—January 2012)

•  Corporate Officer, Executive Committee Member, Senior Vice President and President, Medtronic International (May 2008—December 2010)

•  Corporate Officer, Executive Committee Member, Senior Vice President, Medtronic and President, Medtronic Asia Pacific (August 2003—April 2008)

•  Other Senior Management Experience: President, Johnson & Johnson Independence Technology; President, Worldwide Consumer Healthcare, Becton Dickinson

•  Other Current Public Company Board Memberships: Takeda Pharmaceutical Company Limited, a global pharmaceuticals company focused on metabolic disorders, gastroenterology, neurology, inflammation and oncology

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  Extensive experience in sales, operations and general management of healthcare companies through his service as an executive of several large U.S. healthcare companies

•  Extensive experience leading international business operations of large U.S. healthcare companies, including in Europe, Asia and North and South America

Regina E. Dugan Age: 55 Director Since: 2013 Independent

Principal occupation, business experience and directorships

•  Vice President of Engineering, Facebook, Inc., leading Building 8, a team charged with developing and delivering next generation consumer hardware to market (May 2016—January 2018)

•  Vice President of Engineering at Google, Inc., leading the Advanced Technology and Products group, a group charged with breakthrough innovations in mobile computing and accelerating the development of promising technologies to market (February 2014—April 2016)

•  Senior Vice President, Google owned Motorola Mobility LLC, a mobile technology company Google acquired in May 2012 (March 2012—February 2014)

•  Director, Defense Advanced Research Projects Agency (DARPA), a breakthrough product development organization of the U.S. Department of Defense (July 2009—March 2012)

•  Co-Founder, President and Chief Executive Officer, RedXDefense LLC, a security solutions company (2005—July 2009)

•  Co-Founder, President and Chief Executive Officer, Dugan Ventures, an investment firm (currently a non-voting partner) (2001—July 2009)

•  Other Current Public Company Board Memberships: Zynga Inc., a social game developer

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  Experience leading DARPA, the principal agency within the U.S. Department of Defense responsible for product development, research, demonstration and fielding of high-risk, high-payoff capabilities

•  Familiarity with defense, security and commercial industries

•  Expertise with a wide range of advanced technologies and demonstrated track record in moving to use new technologies, from sensor systems to big data products

•  Years of experience serving in senior executive positions with responsibilities including fostering innovation and developing strategic business relationships across diverse industries and commercial entities large and small

•  Experience serving on the board of another public company

R. Andrew Eckert Age: 57 Director Since: 2004 Chairman Since: 2014 Independent

Principal occupation, business experience and directorships

•  Chief Executive Officer, Acelity L.P., Inc., a global advanced wound care company (April 2017—present)

•  Chief Executive Officer, Valence Health, a healthcare solutions company (August 2015—October 2016)

•  Chief Executive Officer, TriZetto Corporation, a healthcare IT solutions firm (March 2014—November 2014)

•  Chief Executive Officer, CRC Health Corporation, a provider of substance abuse treatment and adolescent youth services (January 2011—March 2014)

•  Managing Director, Symphony Technology Group, a private equity firm (October 2009—January 2011)

•  President and Chief Executive Officer, Eclipsys Corporation, a former publicly traded healthcare information management software provider (October 2005—May 2009)

•  Chief Executive Officer, SumTotal Systems, Inc., an enterprise software provider (2004—2005)

•  Chief Executive Officer, Docent Inc., an enterprise software provider that was acquired by SumTotal Systems (2002—2004)

•  Chairman and Chief Executive Officer, ADAC Laboratories, a former publicly traded medical imaging company (1997—2001)

•  Other Current Public Company Board Memberships: Becton, Dickinson and Company, a global medical technology company

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  Extensive experience obtained over 15 years serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company

•  Deep knowledge of operational, financial, strategic planning, product development and marketing matters

•  Experience serving on the board of directors of several public companies in the healthcare industry

Timothy E. Guertin Age: 69 Director Since: 2005 Independent

Principal occupation, business experience and directorships

•  Positions at the Company:

•  Chief Executive Officer (February 2006—September 2012)

•  President (August 2005—September 2012)

•  Chief Operating Officer (October 2004—February 2006)

•  Corporate Executive Vice President (October 2002—August 2005)

•  President, Oncology Systems (1992—January 2005)

•  Corporate Vice President (1992—2002)

•  Other Current Public Company Board Memberships: Teradyne, Inc., a supplier of automatic test equipment

•  Public Company Board Memberships in Past Five Years: None

Experience, qualifications, attributes or skills supporting directorship

•  Deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 30 years with the Company;

•  Extensive knowledge of radiation producing technologies, software controls and safety measures gained through service in various leadership roles, including President and Chief Executive Officer of the Company and President of our Oncology Systems business

•  Broad experience in product development, regulatory, marketing, financial and operational matters

•  Current service on the board of directors of Acelity L.P., Inc., a privately held global advanced wound care company

•  Has served on the board of healthcare and technology industry organizations and is a former director and chairman of the board of directors of TechAmerica (a nationwide technology trade association)

•  Service on the board of trustees and as treasurer of the Radiation Oncology Institute, a non-profit organization engaged in cancer treatment research

David J. Illingworth Age: 65 Director Since: 2011 Independent

Principal occupation, business experience and directorships

•  Chief Executive Officer, Smith & Nephew plc, a medical devices company (July 2007—April 2011)

•  Chief Operating Officer and Division President, Smith & Nephew plc (2002—July 2007)

•  Other Senior Management Experience: President, XL Vision, Inc.; Chairman and Chief Executive Officer, VidaMed, Inc.; President, Nellcor Puritan Bennett LLC; and Managing Director, Asia/Pacific, GE Medical Systems

•  Other Current Public Company Board Memberships: Domtar, Inc., a manufacturer of fiber-based products

•  Public Company Board Memberships in Past Five Years: Smith & Nephew plc

Experience, qualifications, attributes or skills supporting directorship

•  In-depth knowledge of the medical technology industry

•  Extensive experience in sales, operations and general management in the U.S., United Kingdom and Asia through his service as an executive of various medical technology companies

•  Service on the board of directors and as a member of the audit committee and the environmental, health, safety and sustainability committee, of another public medical device company

Dow R. Wilson Age: 59 Director Since: 2012

Principal occupation, business experience and directorships

•  Positions at the Company:

•  President and Chief Executive Officer (September 2012—Present)

•  Corporate Executive Vice President and Chief Operating Officer (October 2011—September 2012)

•  Corporate Executive Vice President and President, Oncology Systems (August 2005—September 2011)

•  Corporate Vice President and President, Oncology Systems (January 2005—August 2005)

•  Prior to joining the Company in January 2005, held various senior management positions in and outside of the Unites States with General Electric Company, a diversified industrial company

•  Other Current Public Company Board Memberships: Agilent Technologies, a research, development and manufacturing company for life science.

•  Public Company Board Memberships in Past Five Years: Saba Software, an e-learning software provider; Varex Imaging Corporation, a leading independent supplier of medical X-ray tubes and image processing solutions

•  Presidential Appointment: Appointed to U.S. President’s Advisory Council on Doing Business in Africa in November 2014

Experience, qualifications, attributes or skills supporting directorship

•  Deep knowledge of our business, strategy and technology gained through serving as President of our Oncology Systems business and Chief Operating Officer before becoming our President and Chief Executive Officer

•  Significant knowledge of domestic and international medical and healthcare industries gained from serving in management positions at General Electric

•  Critical insight into operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise, each gained from executive management experience at two large, global organizations

•  Experience serving on the board of directors and as lead director of another public company

Summary of Director Nominee Core Competencies and Composition Highlights

The following chart summarizes the competencies that the Board considers valuable to effective oversight of the Company and illustrates how the current Board members individually and collectively represent these key competencies. The lack of an indicator for a particular competency does not mean that the director does not possess that qualification, skill or experience – we look to each director to be knowledgeable in these areas. Rather, the indicator represents a core competency that the director brings to the Board.

Ashkenazi Balser Bruner Butel Dugan Eckert Guertin Illingworth Wilson
INDUSTRY KNOWLEDGE Contributes to a deeper understanding of healthcare trends and technologies and our business strategy, operations, key performance indicators and competitive environment.	•	•		•		•	•	•	•
GLOBAL BUSINESS EXPERIENCE Critical to cultivating and sustaining business and governmental relationships internationally and providing oversight of our multinational operations.	•		•	•	•	•	•	•	•
PUBLIC COMPANY EXECUTIVE EXPERIENCE Contributes to the Board’s understanding of our business strategy; demonstrates leadership ability.	•		•	•	•	•	•	•	•
RISK MANAGEMENT Contributes to the identification, assessment and prioritization of risks facing the Company.	•	•	•	•	•	•	•	•	•

TECHNOLOGY/CYBER SECURITY

A significant background working in technology, resulting in knowledge of how to anticipate technological trends, generate disruptive innovation and extend or create new business models; contributes to the Board’s understanding of cyber security risks.

		•	•		•	•	•

MERGERS & ACQUISITIONS

A history of leading growth through acquisitions and other business combinations, with the ability to assess “build or buy” decisions, analyze the fit of a target with the Company’s strategy and culture, accurately value transactions, and evaluate operational integration plans.

			•	•		•	•	•	•

GENDER/ETHNIC DIVERSITY

Representation of gender and/or ethnic diversity that expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments and stockholders worldwide.

	•		•		•

INDEPENDENCE

Varian requires that at least two-thirds of its Board members must be independent. The Board has determined that all director nominees, other than Mr. Wilson, meet the independence standards set by the New York Stock Exchange (NYSE).

TENURE The average tenure of the director nominees is approximately six years, which reflects a balance of company experience and new perspectives.	DIVERSITY The Board is committed to achieving a diverse and broadly inclusive membership. Three of our nine director nominees are diverse, based on gender and ethnicity.

Governance of the Corporation

Overview

We are committed to strong corporate governance and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

Ethical Conduct and Strong Governance

•	The Board’s Ethics and Compliance Committee (the “Ethics Committee”) oversees our ethical compliance programs and compliance with requirements involving legal and ethical business conduct.

•	The Board’s Corporate Governance Guidelines articulate clear corporate governance policies, which include basic director duties and responsibilities.

•	The Board has adopted a Code of Conduct applicable to all of our employees, including the executive officers, and to our directors.

•

We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

•

The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	Directors are expected to attend all stockholder meetings, and all current directors that were members of the Board at the time of the 2018 Annual Meeting of Stockholders attended the Annual Meeting.

•	The Board conducts an annual assessment on its effectiveness and the effectiveness of each of its committees.

•

The Board encourages director continuing education through a mix of in-house and third-party presentations and programs. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events.

•	We do not maintain a stockholders’ rights plan or “poison pill.”

Director Independence

•

In fiscal year 2014, the Board appointed an “independent” non-employee director as Chairman, and since 2006 we have separated the roles of Chairman and Chief Executive Officer. Mr. Eckert served in the capacity of lead independent director from February 2012 to February 2014 and has served as Chairman since February 2014.

•

Ninety percent of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee—are independent.

Majority Voting

•

The Company’s Bylaws and Corporate Governance Guidelines amended in 2017 included a majority voting standard for uncontested director elections commencing at our 2018 Annual Meeting. Beginning with our 2018 Annual Meeting, if the number of nominees timely nominated for an annual meeting does not exceed the number of directors to be elected, each nominee shall be elected if the nominee receives the affirmative vote of a majority of the total votes cast, not including any abstentions. Prior to an election, each incumbent director submits a resignation letter whose effectiveness is contingent upon the incumbent director failing to receive more than 50% of the votes cast in an uncontested election. If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Proxy Access

•

In August 2018, the Board amended our By-Laws, effective as of September 1, 2018, to permit eligible stockholders to be able to nominate candidates for election to the Board in accordance with procedures providing for proxy access. This proxy access provision may be used by an eligible stockholder, or a group of up to 20 eligible stockholders, who has continuously owned at least three percent or more of the outstanding shares of our common stock for three years before, and including the day of, submitting a nomination notice, and who continues to hold the qualifying minimum number of shares through the date of the applicable annual meeting of stockholders. The proxy access provision provides that an eligible stockholder, or a group of eligible stockholders, may nominate up to the greater of (i) 20% of the total number of directors who are members of the Board as of the last day on which a nomination notice may be submitted, or (ii) two directors.

Board Structure

•	Our entire Board is elected annually.

•	The Board has since November 2013 added five new independent directors to the Board, including most recently Ms. Ashkenazi and Dr. Balser, and has a commitment to inclusiveness and diversity.

•

The Board has adopted a guideline for director retirement that provides that a director should not serve on the Board for more than 15 years or after a director reaches the age of 75. This guideline may be waived if the Board deems appropriate.

•	Our Corporate Governance Guidelines contain committee rotation guidelines that recommend adding a new member to each committee every three years.

•

The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance, legal and compliance departments and major business units and operations, and reviews enterprise risk at least annually. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director & Executive Compensation

•	The Board has adopted stock ownership guidelines for our directors and executive officers.

•	The Board has adopted a recoupment policy to recover certain cash and equity incentive payments made to executives in the event of a restatement of our financial statements.

•	The Board has eliminated certain perquisites for executives, including the Executive Car Program and tax gross-ups.

Director Independence

The Board has determined that all of our directors, except Mr. Wilson, are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Wilson, our President and Chief Executive Officer, is an employee and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of, Ms. Ashkenazi, Dr. Balser, Ms. Bruner, Mr. Butel, Ms. Dugan, Mr. Eckert, Mr. Guertin and Mr. Illingworth and has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Additionally, in making its determination the Board analyzed the following relationships and determined that these relationships are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines:

•	Dr. Balser is the Chief Executive Officer of Vanderbilt University Medical Center, which is a customer of ours.

•	Mr. Eckert serves as an outside director of a company from whom we are licensing and with whom we are developing certain technology.

Board Meetings

The Board met nine times in fiscal year 2018. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Eckert presiding at such meetings. We have five standing committees of the Board: the Audit Committee, the Compensation Committee, the Ethics Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they served that were held in fiscal year 2018. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee, the Ethics Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has determined that having Mr. Eckert, who is “independent” within the meaning of the NYSE listing standards, serve as Chairman and Mr. Wilson serve as Chief Executive Officer is in the best interests of the stockholders. We have separated the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (which for this purpose includes shares subject to stock unit awards) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2018, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities are prohibited.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, the Compensation Committee, the Ethics Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as Pay Governance LLC (“Pay Governance”) and PricewaterhouseCoopers LLP (“PwC”), on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable the Board to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in the oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Audit Committee is also tasked with reviewing cybersecurity risks and incidents and any other risks and incidents relevant to our computerized information system controls and security, and discussing if any such risks and incidents should be disclosed in our periodic filings with the SEC. The Compensation Committee assesses, at least annually, the risks associated with our compensation policies. The Ethics Committee assists the Board in oversight and monitoring of principal risks related to ethical compliance matters, such as compliance with anti-corruption and anti-bribery laws, as well as related mitigation efforts. The Nominating Committee assists the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Ethics Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Conduct, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee

Chair: Ms. Bruner

Additional Members: Ms. Ashkenazi, Mr. Butel and Mr. Eckert

Meetings in Fiscal Year 2018: 13

Functions

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•

Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reviews and approves our foreign exchange exposure management policy, including but not limited to entering swaps thereunder and the exemption of swaps from any execution and clearing requirements.

•

Reviewing cybersecurity risks and incidents and any other risks and incidents relevant to our computerized information system controls and security, and discussing if any such risks and incidents should be disclosed in our periodic filings with the SEC.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

Member Qualifications

Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Ms. Bruner is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon her experience as the Chief Financial Officer of Sandisk Corporation between 2004 and 2016 and as the Chief Financial Officer of Palm, Inc. between 1999 and 2004 and her formal education represented by her MBA from the University of Santa Clara. The Board has determined that Ms. Ashkenazi is an “audit committee financial expert” based upon her experience as the Chief Financial Officer of Lilly Research Labs from 2016 to the present, as the Chief Financial Officer of Lilly Diabetes and Lilly Global Manufacturing Operations from 2015 to 2016, as the Chief Financial Officer of Lilly Oncology from 2013 to 2015 and her formal education represented by her MBA from Tel-Aviv University. The Board has determined that Mr. Eckert is also an “audit committee financial expert” based upon his experience as the Chief Executive Officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his MBA from the Stanford Graduate School of Business. The Board has determined that Mr. Butel is financially literate based on his familiarity with financial statements and his experience as the Corporate Officer, Operating Committee Member, Corporate Vice President, President of International of Baxter International between 2012 and 2015.

As of November 2018, Ms. Bruner served on the audit committees of the boards of directors of four public companies, including the Audit Committee of our Board. Our Board determined that Ms. Bruner’s simultaneous service on the audit committees of the boards of directors of four public companies would not impair her ability to effectively serve on the corporation’s Audit Committee.

Compensation and Management Development Committee

Chair: Ms. Bostrom

Additional Members: Dr. Balser, Mr. Butel and Mr. Eckert

Meetings in Fiscal Year 2018: 7

Functions

The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

•

Assesses, at least annually, the risks associated with our compensation policies, and reports to the Board and the Audit Committee whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the Chief Executive Officer (the “CEO”), the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, our CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

Compensation Committee Advisors

To independently assist and advise the Compensation Committee, the Compensation Committee has retained Pay Governance since May 2016. The engagement with Pay Governance is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. Pay Governance has no relationship with the Company or management except as it may relate to performing services on behalf of the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from independently representing the Compensation Committee.

Typically, on an annual basis, the compensation consultant reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. The compensation consultant provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. The compensation consultant advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chair’s request. The compensation consultant also periodically provides the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. The compensation consultant provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with the compensation consultant on program design changes.

Member Qualifications

In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Ethics and Compliance Committee

Chair: Ms. Dugan

Additional Members: Ms. Ashkenazi, Ms. Bruner, Mr. Guertin and Mr. Illingworth

Meetings in Fiscal Year 2018: 4

Functions

The Ethics Committee performs the following principal functions:

•	Oversees compliance with legal, regulatory and global trade requirements.

•	Oversees compliance programs designed to foster legal and ethical business conduct, interactions with government officials and interactions with healthcare providers.

Nominating and Corporate Governance Committee

Chair: Mr. Illingworth

Additional Members: Dr. Balser, Ms. Bostrom and Ms. Dugan

Meetings in Fiscal Year 2018: 4

Functions

The Nominating Committee performs the following principal functions:

•

Develops and recommends to the Board corporate governance principles, including our Corporate Governance Guidelines, Code of Conduct and policy regarding conflicts of interest and related person transactions.

•	Identifies, evaluates and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•

Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

•

Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

Executive Committee

Chair: Mr. Eckert

Additional Members: Ms. Bostrom, Ms. Bruner and Mr. Illingworth

Meetings in Fiscal Year 2018: 5

Functions

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

BOARD RECOMMENDATION

VOTE “FOR” THE APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Pursuant to Section 14A of the Exchange Act, which was adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, stockholders are able to cast an annual vote to approve on an advisory (non-binding) basis the compensation of the Named Executive Officers. It is expected that the next such advisory vote will occur at the 2020 Annual Meeting of Stockholders.

Philosophy of our Executive Compensation Program

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong thought leadership, industry and subject matter expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•

Attraction and Retention of Key Talent. The pay program should enable the Company to attract and retain individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•

Performance-Driven Compensation. A high proportion of total compensation should be at risk and subject to achievement of annual and long-term operating and strategic goals that deliver long-term value creation for both customers and stockholders.

•	Stockholder Alignment. Long-term incentives should be awarded in Company stock to increase the alignment of executive interests with those of stockholders.

•	Appropriately Balance Short- and Long-term Performance Orientation. The mix of incentives should place emphasis on achievement of long-term sustainable growth and profitability.

•

Total Compensation Context. Pay decisions should be made in the context of total compensation relative to the pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers.

The Compensation Committee regularly assesses the program to ensure it is aligned with the Company’s evolving business strategy and is effective in supporting its talent needs.

Varian’s Fiscal Year 2018 Performance

Strong fiscal 2018 performance. We achieved strong results on our growth priorities in fiscal 2018 as outlined below:

Growth Priorities	FY 2018 Results
Strengthen Leadership in Radiation Therapy

•  9% growth in oncology gross orders

•  182 gross orders for Halcyon, since launch in May 2017; over half of these orders worldwide have been incremental, thus growing our installed base

•  Over 50% share of global radiation therapy market

•  Grew Linac installed base by 224 units, bringing total to 8,057 units

•  Grew R&D 11% year over year to 8% of revenue to strengthen our investment in developing innovative products

Extend Global Leadership	• Over 50% of all gross orders international • 40% of Halcyon orders in emerging markets • Acquisition of a leading distributor in radiotherapy equipment in Taiwan
Expand Addressable Market

•  Launched Velocity 4.0, a new version of the Velocity cancer imaging software, extending into the interventional oncology market

•  Nearly 600 licenses of Eclipse Multi Criteria Optimization since launch in Q4 2017, providing multi-criteria optimization for enhanced control over treatment planning

•  8% growth in software revenue, including 6% customer growth

•  80% increase in RapidPlan installed base, our knowledge-based treatment planning software

Driven by these achievements, the Company realized strong overall financial growth in fiscal 2018:

GAAP Annual Revenues +11% $2,919 Million	GAAP Cash Flow From Operations +14% $455 Million	Operating Earnings* +47% (GAAP) $442 Million +31% (Non-GAAP) $517 Million	Earnings Per Share* -33% (GAAP) $1.62 +36% (Non-GAAP) $4.42

*

GAAP to Non-GAAP reconciliation is disclosed on Varian’s fiscal year 2018 fourth quarter earnings press release, which is included as an exhibit to the Form 8-K that was furnished to the SEC on October 23, 2018.

Our strong operating results led to continued stock price increases even in the face of trade tariffs. Over the past six years, our stock price has increased 110% as illustrated in the following graph.

Value of $1.00 Invested at FYE 2012 (Using fiscal year end share price)

Alignment of Executive Incentives with Our Value Creation Strategy.

For fiscal 2018, we made a series of changes to our executive incentive plans to further align them with our growth and value creation strategy.

GUIDING PRINCIPLE	CHANGE IN INCENTIVE PLAN DESIGN
Growth	Annual Cash Incentives

Invest in R&D to drive new product development and invest in appropriate levels of Capital Expenditure to build capacity for growth

Achieve operating efficiencies to drive growth

Promote efficient capital allocation for acquisitions that expand our business base

Adopted an economic profit metric to aid in the balance between short and long-term decision making that:

•  combines growth and return,

•  includes a cost charged on the capital employed to generate growth and earnings, and

•  treats R&D like an investment while holding management accountable for earning a return on cumulative R&D investments over time

Long-Term Focus	Performance Share Unit (“PSU”) Awards
Use multi-year performance metrics focused on rewarding value creation	Set 3-year goals tied to a combination of revenue growth and change in EBIT margin, two primary metrics of value creation
Relative Performance	Relative Total Stockholder Return (“TSR”) Modifier for PSUs
Adjust rewards for significant over or under performance versus peers

Index relative TSR to 51 Business Model Peers in the healthcare industry (as described in the section entitled “Relative TSR Modifier” below for the fiscal 2018 PSU awards below)

•  Set maximum PSU payout at 100% of target if TSR ranks in the bottom quartile of Business Model Peers

•  Set minimum PSU payout at 100% of target if TSR rank is in the top quartile of Business Model Peers

CEO Pay for Performance	CEO Long-Term Incentive Award Mix
Further align CEO pay with performance for stockholders	Grant 100% of CEO long-term incentive equity awards in performance-vested awards consisting of performance stock options and PSUs, replacing time-vested stock option and restricted stock unit awards

Alignment of CEO realizable pay with Company performance. Inclusive of the above plan design changes and as illustrated in the following charts, in fiscal 2018:

•	89% of our CEO’s total target compensation opportunity was performance-based, with 100% of his long-term incentive (equity) awards subject to performance-based vesting.

•	79% of our other Named Executive Officers’ total target compensation opportunity was performance-based, with 62% of their long-term incentive (equity) awards subject to performance-based vesting.

CEO Other NEOs

•

CEO realizable pay versus stockholders’ returns. We set rigorous short- and long-term incentive goals and use equity in long-term incentives to ensure executive compensation is aligned with stockholder value creation. The following graph shows that, in general, our CEO’s realizable pay over the past six years has been aligned with Varian’s share price.

CEO Realizable Pay* vs. Varian Share Price

*

The assumptions that were used to calculate the amounts set forth in this chart appear in the “CEO realizable pay versus stockholders’ returns” section in the “Compensation Discussion and Analysis” set forth below.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 401 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion, is hereby APPROVED.

As an advisory vote, the vote on Proposal Two is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

BOARD RECOMMENDATION

VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Selection of the Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2019, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. The Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2017. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the SEC rules  on accountant independence.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 28, 2018 and September 29, 2017:

Fee Category	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$4,806,765	$4,416,302
Audit-Related Fees	$502,976	140,400
Tax Fees	$936,488	1,832,567
All Other Fees	$20,050	16,000

Total Fees	$6,266,279	$6,405,269

Audit Fees.    Consist of fees billed or to be billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed or to be billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions and the separation and distribution of our Imaging Components business.

Tax Fees.    Consist of fees billed or to be billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $141,074 and $293,293 in fiscal years 2018 and 2017, respectively. All other tax fees were approximately $795,414 and $1,539,274 in fiscal years 2018 and 2017, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal years 2018 and 2017 were primarily related to (1) attestations to ensure regulatory compliance and (2) annual subscription to accounting literature.

The Audit Committee determined that PwC’s provision of these services and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2018 and 2017 in accordance with the pre-approval policy discussed above.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so at the August 2018 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year 2018 and met with management, as well as with representatives of PwC, the Company’s independent registered public accounting firm, to discuss the audited financial statements. The Audit Committee also discussed with members of PwC the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.

In addition, the Audit Committee received the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with members of PwC its independence from management and the Company.

Based on these reviews and discussions and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2018.

Furthermore, in connection with the standards for independence promulgated by the SEC, the Audit Committee reviewed the services provided by PwC, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PwC to be the Company’s independent registered public accounting firm for fiscal year 2019. In doing so, the Audit Committee considered the results from its review of PwC’s independence, including (a) all relationships between PwC and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) PwC’s performance and qualification as an independent registered public accounting firm and (c) the fact that the PwC engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PwC to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter does not ratify this appointment, the Audit Committee will review its future appointment of PwC.

Judy Bruner (Chair)

Anat Ashkenazi

Jean-Luc Butel

R. Andrew Eckert

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2018: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director and each Named Executive Officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each person or group is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person or group has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2018 by the sum of the 91,127,849 shares of common stock outstanding on December 1, 2018, plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2018.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group, Inc. (1)	9,297,750	10.2%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. (2)	8,008,040	8.8%
55 East 52nd Street
New York, NY 10055
Loomis, Sayles & Co., L.P. (3)	7,455,653	8.2%
One Financial Center
Boston, MA 02111
First Eagle Investment Management, LLC (4)	4,744,676	5.2%
1345 Avenue of the Americas
New York, NY 10105

Directors, Nominees for Director and Executive Officers
Anat Ashkenazi	—	*
Jeffrey R. Balser	—	*
Susan L. Bostrom (5)	8,183	*
Judy Bruner (6)	2,870	*
Jean-Luc Butel (7)	1,871	*
Regina E. Dugan (8)	8,487	*
R. Andrew Eckert (9)	25,152	*
Timothy E. Guertin (10)	53,263	*
David J. Illingworth (11)	17,111	*
Dow R. Wilson (12)	396,876	*
Gary E. Bischoping, Jr. (13)	42,849	*
Kolleen T. Kennedy (14)	52,940	*
John W. Kuo (15)	39,007	*
All directors, nominees for director and executive officers as a group (14 persons) (16)	671,663	*

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2018.

(1)

Based on a Schedule 13G/A filed February 9, 2018, The Vanguard Group, Inc. has sole power to vote 128,902 of these shares, shared power to vote 23,782 of these shares, sole power to dispose of 9,146,127 of these shares and shared power to dispose of 151,623 of these shares.

(2)	Based on a Schedule 13G/A filed February 8, 2018, BlackRock, Inc. has sole power to vote 7,095,825 of these shares and sole power to dispose of 8,008,040 of these shares.

(3)	Based on a Schedule 13G/A filed February 14, 2018, Loomis, Sayles & Co., L.P. has sole power to vote 5,279,581 of these shares and sole power to dispose of 7,455,653 of these shares.

(4)	Based on a Schedule 13G filed February 8, 2018, First Eagle Investment Management, LLC has sole power to vote 4,492,468 of these shares and sole power to dispose of 4,744,676 of these shares.

(5)	Amount shown includes 4,374 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 2,870 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 1,871 Deferred Stock Units that have vested but that are subject to deferred distribution.

(8)	Amount shown includes 4,374 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 11,302 shares that may be acquired under exercisable stock options. Also includes 4,374 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)

Amount shown includes 5,651 shares that may be acquired under exercisable stock options. Also includes 4,374 Deferred Stock Units that have vested but that are subject to deferred distribution and 39,125 shares held in a trust of which Mr. Guertin is the trustee.

(11)	Amount shown includes 5,651 shares that may be acquired under exercisable stock options. Also includes 4,374 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 318,286 shares that may be acquired under exercisable stock options.

(13)	Amount shown includes 41,849 shares that may be acquired under exercisable stock options.

(14)	Amount shown includes 19,580 shares that may be acquired under exercisable stock options.

(15)	Amount shown includes 4,132 shares that may be acquired under exercisable stock options.

(16)	Amount shown includes 410,376 shares that may be acquired under exercisable stock options and 39,125 shares held in trusts, including those described in footnote 10.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during the 2018 fiscal year was a director or an executive officer or held more than 10% of our common stock filed the required reports on time in fiscal year 2018.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Summary

Our executive incentive plans are aligned with our growth and value creation strategy,

and our CEO’s realizable compensation is aligned with our performance.

Growth and value creation strategy. Varian is recognized as a global leader in radiation therapy for cancer, and we are driven by our mission to create a world without fear of cancer. During fiscal 2018, we expanded our leadership in radiation therapy and made significant progress towards our long-term strategy of transforming into a multi-disciplinary integrated cancer care company.

Global Leader in Radiation Therapy Global Leader in Multi-Disciplinary, Integrated Cancer Care Solutions

Strong fiscal 2018 performance. We achieved strong results on our growth priorities in fiscal 2018 as outlined below:

Growth Priorities	FY 2018 Results
Strengthen Leadership in Radiation Therapy	• 9% growth in oncology gross orders
• 182 gross orders for Halcyon, since launch in May 2017; over half of these orders worldwide have been incremental, thus growing our installed base
• Over 50% share of global radiation therapy market
• Grew Linac installed base by 224 units, bringing total to 8,057 units
• Grew R&D 11% year over year to 8% of revenue to strengthen our investment in developing innovative products
Extend Global Leadership	• Over 50% of all gross orders international
• 40% of Halcyon orders in emerging markets
• Acquisition of a leading distributor in radiotherapy equipment in Taiwan

Expand Addressable Market	• Launched Velocity 4.0, a new version of the Velocity cancer imaging software, extending into the interventional oncology market
• Nearly 600 licenses of Eclipse Multi Criteria Optimization since launch in Q4 2017, providing multi-criteria optimization for enhanced control over treatment planning
• 8% growth in software revenue, including 6% customer growth
• 80% increase in RapidPlan installed base, our knowledge-based treatment planning software

Driven by these achievements, the Company realized strong overall financial growth in fiscal 2018:

GAAP Annual Revenues +11% $2,919 Million	GAAP Cash Flow From Operations +14% $455 Million	Operating Earnings* +47% (GAAP) $442 Million +31% (Non-GAAP) $517 Million	Earnings Per Share* -33% (GAAP) $1.62 +36% (Non-GAAP) $4.42

*

GAAP to Non-GAAP reconciliation is disclosed on Varian’s fiscal year 2018 fourth quarter earnings press release which is included as an exhibit to the Form 8-K that was furnished to the SEC on October 23, 2018.

Our strong operating results led to continued stock price increases even in the face of trade tariffs. Over the past six years, our stock price has increased 110% as illustrated in the following graph.

Value of $1.00 Invested at FYE 2012 (Using fiscal year end share price)

Alignment of executive incentives with our growth and value creation strategy. For fiscal 2018, we made a series of changes to our executive incentive plans to further align them with our growth and value creation strategy.

GUIDING PRINCIPLE	CHANGE IN INCENTIVE PLAN DESIGN
Growth	Annual Cash Incentives

Invest in R&D to drive new product development and invest in appropriate levels of Capital Expenditure to build capacity for growth

Achieve operating efficiencies to drive growth

Promote efficient capital allocation for acquisitions that expand our business base

Adopted an economic profit metric to aid in the balance between short and long-term decision making that:

•  combines growth and return,

•  includes a cost charged on the capital employed to generate growth and earnings, and

•  treats R&D like an investment while holding management accountable for earning a return on cumulative R&D investments over time

Long-Term Focus	Performance Share Unit (“PSU”) Awards
Use multi-year performance metrics focused on rewarding value creation	Set 3-year goals tied to a combination of revenue growth and change in EBIT margin, two primary metrics of value creation
Relative Performance	Relative Total Stockholder Return (“TSR”) Modifier for PSUs
Adjust rewards for significant over or under performance versus peers

Index relative TSR to 51 Business Model Peers in the healthcare industry (as described in the Relative TSR Modifier section for the fiscal 2018 PSU awards below)

•  Set maximum PSU payout at 100% of target if TSR ranks in the bottom quartile of Business Model Peers

•  Set minimum PSU payout at 100% of target if TSR rank is in the top quartile of Business Model Peers

CEO Pay for Performance	CEO Long-Term Incentive Award Mix
Further align CEO pay with performance for stockholders

Grant 100% of CEO long-term incentive equity awards in performance-vested awards consisting of performance stock options (“PSOs”) and PSUs, replacing time-vested stock option and restricted stock unit (“RSU”) awards

Alignment of CEO realizable pay with Company performance. Inclusive of the above plan design changes and as illustrated in the following charts, in fiscal 2018:

•	89% of our CEO’s total target compensation opportunity was performance-based, with 100% of his long-term incentive (equity) awards subject to performance-based vesting.

•	79% of our other Named Executive Officers’ total target compensation opportunity was performance-based, with 62% of their long-term incentive (equity) awards subject to performance-based vesting.

CEO Other NEOs

We set rigorous short- and long-term incentive goals and use equity in long-term incentives to ensure executive compensation is aligned with stockholder value creation. As a result, our CEO pay aligns well with our stockholders’ returns over time.

•	CEO realizable pay versus stockholders’ returns. The following graph shows that, in general, our CEO’s realizable pay over the past six years has been aligned with Varian’s share price.

*

Target TDC is the sum of salary paid, target annual incentive, and grant date fair value of long-term incentives from each fiscal year’s Summary Compensation Table. Realizable TDC for each fiscal year is the sum of (i) salary paid, (ii) annual incentive earned and paid for the fiscal year, (iii) time-vested RSUs granted in that fiscal year valued at the stock price on applicable vesting date(s) if vested or September 28, 2018 if unvested, (iv) the intrinsic value of time-vested stock options valued as of September 28, 2018,

(v) the number of PSUs earned valued at the stock price when earned or estimated to be earned valued as of September 28, 2018, and (vi) the number of PSOs estimated to vest valued as of September 28, 2018.

The estimated number of fiscal year 2017 and 2018 PSUs to be earned and estimated number of fiscal year 2018 PSOs to vest is based on (a) actual fiscal year financial performance results through fiscal year end 2018 and (b) assumed target achievement of future year performance goals and relative TSR modifiers.

Say on Pay Vote History and Stockholder Engagement

Our Board and management are committed to maintaining sound and effective compensation and governance programs, with policies and programs reflecting leading practices and geared to building value for the Company’s stockholders. We have ongoing discussions with our stockholders to understand their perspectives and to communicate on a variety of corporate governance topics, including executive compensation practices. At our 2018 Annual Meeting of Stockholders, 89% of votes cast were in favor of the advisory vote to approve executive compensation. Since the implementation of the Say-On-Pay stockholder advisory vote on the compensation of our named executive officers beginning at our 2011 Annual Meeting of stockholders, support from our stockholders for our executive compensation program and practices has averaged 92% of votes cast.

In evaluating our compensation practices in 2018, the Compensation Committee was mindful of the high level of support our stockholders expressed for the Company’s executive compensation philosophy and practices. The changes to our annual and long-term incentives that were introduced in fiscal year 2018 were designed to better align incentives with our evolving business strategy while still preserving our general approach to executive compensation. The Compensation Committee continued to apply the same principles and philosophy as in the prior fiscal year in determining executive compensation. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

Executive Compensation Practices Highlights

A set of practices strengthen the alignment of our compensation program with our stockholders’ interests:

What We Do:	What We DON’T Do:
✓ Independent Compensation Committee	✗ Targetpay to any specified percentile of market
✓ Independent compensation advisor	✗ “Golden Parachute” tax gross ups
✓ NEOs employed “at will”	✗ NEOemployment contracts
✓ Robust CEO & NEO stock ownership guidelines	✗ Permit directors and officers to engage in common stock margining, pledging or hedging
✓ Clawback policy that applies to our annual cash incentive plan and equity incentive plan	✗ Permitofficers to sell Company stock without a 10b5-1 trading plan
✓ Annual compensation review and risk assessment	✗ Excessive NEO perquisites
✓ Annual stockholder “say on pay” vote	✗ Reprice and repurchase options without stockholder approval
✓ Award 100% of CEO and 60% of other NEO long-term incentive value in performance-vested equity awards	✗ Excessive pension/supplemental NEO retirement plan payouts
✓ Place caps on maximum payouts from our annual cash incentive plan and our PSU plan	✗ Single trigger acceleration of equity vesting or change in control payments
✓ Solicit detailed feedback regarding our compensation practices from stockholders throughout the year	✗ Change in control severance payments without involuntary job loss or substantial diminution of duties
✓ Annual review of succession plan	✗ Excessive severance/change in control provisions that provide cash payments exceeding three times average annual cash compensation for the preceding five years

Philosophy of Our Executive Compensation Program

The Compensation Committee believes that attracting, motivating and retaining a team of high-performing executives with strong thought leadership, industry and subject matter expertise is critical to advancing the interests of stockholders. To promote these objectives, the Compensation Committee is guided by the following principles in developing our executive compensation program and in making pay decisions:

•

Attraction and Retention of Key Talent. The pay program should enable the company to attract and retain individuals with the background, experience, and talent required to lead the development and successful implementation of the Company’s business strategy.

•

Performance-Driven Compensation. A high proportion of total compensation should be at risk and subject to achievement of annual and long-term operating and strategic goals that deliver long-term value creation for both customers and stockholders.

•	Stockholder Alignment. Long-term incentives should be awarded in Company stock to increase the alignment of executive interests with those of stockholders.

•	Appropriately Balance Short- and Long-term Performance Orientation. The mix of incentives should place emphasis on achievement of long-term sustainable growth and profitability.

•

Total Compensation Context. Pay decisions should be made in the context of total compensation relative to pay practices of competitors for key talent and in consideration of individual performance, experience, knowledge, and internal parity among peers.

The Compensation Committee regularly assesses the program to ensure it is aligned with the Company’s evolving business strategy and is effective in supporting its talent needs.

Program Overview

This Compensation Discussion and Analysis focuses on the following executives who were our named executive officers (“NEOs”) in fiscal 2018:

Name	Title
Dow R. Wilson	President and Chief Executive Officer
Kolleen T. Kennedy	Executive Vice President and President, Oncology Systems
Gary E. Bischoping, Jr.	Senior Vice President, Finance and Chief Financial Officer
John W. Kuo	Senior Vice President, General Counsel and Corporate Secretary

Each program component and the rationale for it are highlighted below:

Component	Purpose and Role

Base salary

•   Provide a market competitive, fixed level of cash compensation to attract and retain talented and skilled executives

•   Recognize sustained performance, capabilities, job scope, experience, and internal pay equity

Annual cash incentives (Management Incentive Plan, “MIP”)	• Motivate and reward achievement of annual financial results that drive stockholder value • Reward achievement of strategic goals that provide the foundation for future growth and profitability

Performance Share Units (“PSU”)	• Reward achievement of 3-year financial goals and TSR relative to peers • Align executives’ interests with stockholders’ interests through use of equity

Performance Stock Options (“PSO”)	• Reward achievement of 3-year financial goals and TSR relative to peers • Provide leveraged gains aligned with stockholders

Restricted Stock Units (“RSUs”)	• Encourage stock price growth and executive retention through time-based vesting over three years • Align executives’ interests with stockholders’ interests through use of equity

Time-Based Stock Options

•   Encourage stock price growth and executive retention through time-based vesting over three years and a seven-year period to exercise the options

•   Align executives’ interests with stockholders’ interests through use of equity

Executive benefits and perquisites

•   Provide the same health, welfare and 401(k) benefits as other employees

•   Provide a competitive benefit by allowing executives to defer compensation pursuant to a non-qualified deferred compensation plan

•   Facilitate executive health and focus on our business by providing reimbursement for annual physical exams and financial counseling

•   Encourage support of the communities in which we operate by matching charitable donations (available to all employees)

How We Make Compensation Decisions

Role of the Compensation and Management Development Committee. The Committee oversees the development and administration of our executive compensation program, including the underlying philosophy, plans, and related policies. The Committee’s responsibilities and process for determining the compensation of our senior executives includes the following:

•

Risk. Annually review the risks and rewards associated with the Company’s compensation programs. Ensure that the program includes plan design features that mitigate risk without diminishing the incentive nature of the compensation and encourages and rewards prudent business judgment and appropriate risk-taking over the short term and the long term.

•

Annual Program Assessment. Assess the program to ensure that it is well aligned with the Company’s evolving business strategy and is effective in supporting its talent needs. Solicit recommendations for changes from management and our compensation consultant as appropriate. Determine the specific plan designs to be used for the year.

•

CEO Compensation and Performance Goals. Annually review and approve corporate goals and objectives relevant to the CEO’s compensation; develop the process for evaluating the CEO’s performance; lead the independent directors of the Board’s evaluation of the CEO’s performance in light of the foregoing corporate goals and objectives; and recommend the CEO’s compensation level based on this evaluation for approval by the independent directors of the Board.

•	Compensation of Other Executives. Review, discuss, modify and approve, as appropriate, compensation recommendations made by the CEO for other NEOs.

•

Considerations in Making Compensation Decisions. Consider, among other factors: the Company’s overall performance, stockholder return, the performance of the Company’s business segments, the achievement of specific corporate goals and objectives that the Committee established, the achievement of any specific individual goals that have been assigned, individual performance on job duties, compensation previously provided, compensation of other executives of the Company, and competitive compensation levels. In addition, the Committee confers with the independent directors of the Board and considers, as appropriate, views expressed by stockholders on executive compensation matters, including results of stockholder advisory votes on executive compensation.

•

Peer Group. Review and establish annually the Company’s comparator/peer group for use in assessing the competitive range of compensation provided to individuals in similar positions at comparable companies. See additional information on the fiscal year 2018 peer group in “Peer Group and Market Analysis” below.

•

General Advice to the Board. Review management and compensation matters having major implications to the long-range development of the Company including plans for succession of the CEO and other executive officers and corporate officers.

•	Compensation Consultant. Engage an advisor and meet with its advisor, as needed, in the Committee’s sole discretion.

Role of Executive Officers. The CEO makes recommendations to the Committee as requested on plan design, financial and strategic performance goals, performance and compensation recommendations for other NEOs, and management transitions and succession.

Role of the Compensation Consultant. The Committee retained Pay Governance LLC, a nationally-recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance does not provide other services to the Company or the Company’s management. In fiscal year 2018, Pay Governance advised the Compensation Committee with respect to compensation trends and best practices, competitive pay levels, equity grant practices and competitive levels, annual and long-term incentive design, peer group benchmarking, incentive plan design, equity plan share authorization request, and Proxy Statement disclosure.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance is independent, and the services provided by Pay Governance during fiscal 2018 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Considerations in Setting Executive Compensation. Generally, in determining base salary, target annual incentives and long-term equity awards, the Compensation Committee considers several factors including, but not limited to the executive’s:

•	role including the scope and complexity of responsibilities;

•	experience and capabilities;

•	contributions or responsibilities beyond the typical scope of the role;

•	individual performance;

•	internal comparisons; and

•	competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent.

Compensation Peer Group and Market Analysis. The Compensation Committee uses a compensation peer group to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee’s compensation consultant reviews the companies in the peer group annually and proposes changes in response to mergers and acquisitions, significant movements in revenues or market capitalization, and revised business strategies. The Committee used the following general criteria to identify potential peers to inform recommendations for fiscal year 2018 compensation:

•	U.S. publicly traded companies from the Healthcare Equipment & Supplies or Life Sciences Tools & Services industries

•	Companies in a relevant range around Varian’s revenues and market-capitalization

•

Companies with similar business characteristics and comparable talent requirements, such as complex medical or related electronic devices, significant non-U.S. revenues, and employee headcount generally in a reasonable range around Varian’s headcount

Using this selection criteria, the Compensation Committee determined to remove St. Jude Medical from the prior year Peer Group due to acquisition. Accordingly, our Peer Group for fiscal 2018 compensation decisions comprised the following 16 companies who compete in industries that the Compensation Committee believes reflects the competitive market for executive talent similar to that required by the Company.

Varian Medical Systems FY 2018 Compensation Peer Group
Healthcare Equipment	Life Sciences Tools and Services	Healthcare Supplies
Boston Scientific	Agilent	Alere
C.R. Bard	Bio-Rad Labs	DENTSPLY SIRONA
Edwards Lifesciences	Mettler-Toledo
Hill-Rom	PerkinElmer
Hologic	Waters
IDEXX Labs
Intuitive Surgical
ResMed
Zimmer Biomet

When selected, the 16 companies in the fiscal 2018 Peer Group generally had annual revenue in their most recent fiscal years and market capitalization (as of May 1, 2017) in a relevant range around those of the Company.

Company Scope	Varian (1)	Peer Group
		Low	Median	High
Revenue ($M)	$3,202	$1,775	$2,680	$8,386
Market Capitalization ($M)	$8,377	$3,539	$11,468	$31,752

(1)	Varian revenue for fiscal year 2017 was estimated using actual 1st quarter and estimated quarters 2-4 following the spin-off of Varex Imaging Corporation from the Company.

The Compensation Committee reviews executive pay relative to the median pay of comparable positions in Peer Group companies and, as appropriate, survey data from Peer Group and other similar companies that compete with the Company for executive talent. However, we do not target pay to any specified percentile of market.

Fiscal Year 2018 Compensation Program and Pay Decisions

Base Salaries. The Compensation Committee reviews base salaries of our NEOs annually and adjusts salaries in recognition of significant increases in their role including the scope and complexity of responsibilities; growth in experience and capabilities; contributions or responsibilities beyond the typical scope of the role; individual performance; internal comparisons; and competitive compensation opportunities as reflected in compensation provided by our peers and other competitors for similar executive talent. For fiscal year 2018, the Compensation Committee increased the base salaries of Ms. Kennedy and Mr. Kuo in recognition of their continued high level of performance and contributions beyond the typical scope of the role. No other NEOs received an increase.

Name	FY2017 Annual Salary (effective December 17, 2016) [1]	FY2018 Annual Salary (effective December 16, 2017)	% Increase
Dow R. Wilson	$1,000,000	$1,000,000	0.0%
Kolleen T. Kennedy	$674,267	$687,752	2.0%
Gary Bischoping, Jr.	$550,000	$550,000	0.0%
John W. Kuo	$474,535	$484,026	2.0%

1	Mr. Bishoping’s salary was effective as of his May 8, 2017 starting date.

Annual cash incentives. Our NEOs receive annual incentives through our Management Incentive Plan (“MIP”), which rewards our executive officers for the achievement of predetermined annual financial and strategic goals. In addition, for fiscal year 2018 the Compensation Committee established the following conditions and limits on payments of annual cash incentives:

•

Payment of any cash annual incentives to our NEOs and certain other senior executives is conditioned upon achievement of at least $250 million in annual net income calculated using the Company’s currency rates as of the end of September 2017, and subject to applicable adjustments adopted by the Compensation Committee at the time the MIP goals were set.

•

Total awards paid under the MIP for fiscal year 2018 cannot exceed 8% of fiscal year 2018 EBIT (as defined in the MIP) before incentive compensation. In addition, individual awards payable to each of our NEOs and certain other senior executives are capped at the lesser of 200% of target payout or $3,000,000 per individual.

The Compensation Committee retained the discretion to reduce each NEO’s maximum dollar award amount set forth above based on the formula below and such other factors determined by the Committee in its sole discretion. See explanation under Financial Performance Measures further below for more details of Varian’s economic profit measure.

				Financial Results				Strategic Results

MIP Award $	=	Target Award $	X	Economic Profit Payout %	X	80% Weight	+	Individual Goals Payout %	X	20% Weight

0% - 200%				0% - 200%				0% - 200%
Payout Range as Percentage of Target

•	Target Awards

The Compensation Committee sets individual target incentive opportunities for MIP, expressed as a percentage of each participant’s annual salary rate, using the same criteria as described above for base salary. The target incentive opportunities are reviewed by the Compensation Committee each year. No target incentive percentages were increased for fiscal 2018.

Name	Annual Salary	MIP Target		MIP Maximum
		% of Salary	Amount	% of Salary	Amount
Dow R. Wilson	$1,000,000	125%	$1,250,000	250%	$2,500,000
Kolleen T. Kennedy	$687,752	90%	$618,977	180%	$1,237,954
Gary Bischoping, Jr.	$550,000	75%	$412,500	150%	$825,000
John W. Kuo	$484,026	75%	$363,020	150%	$726,039

•	Financial Performance

In fiscal year 2018, 80% of MIP awards were based on financial results relative to goals set by the Compensation Committee. The Committee selected an economic profit metric as the fiscal year 2018 financial performance measure because it incentivizes both growth and return on the capital invested in our business. Economic profit aligns with a key component of Varian’s growth and value creation strategy, which is to drive innovation over relatively long product cycles through ongoing investments in R&D. Our economic profit metric encourages management to make prudent R&D investments by capitalizing the costs and not treating them as an expense in the current year. However, management is accountable for earning a return on cumulative R&D investments over time as capitalized R&D expenses are charged a cost of capital in determining economic profit.

Economic Profit is a common term referred to in proxies and is an understood metric in major U.S. corporations. In summary, using an economic profit measure has the following benefits:

Ownership culture	Encourages management to think and make decisions like owners
Decision making	Aligns planning and decision-making with the continuous pursuit of value creation
Balance	Balances pursuit of growth, profitability and cash flow with the required return on new investment
Value driver	Shows a strong relationship to changes in share price and TSR

In general, economic profit equals our gross cash earnings (“GCE”) in excess of the required return on our gross operating assets (“GOA”) used to generate those cash earnings. Improvement in excess GCE drives increases in share price. Varian’s economic profit is calculated from the Company’s audited financial results, as illustrated below:

Economic Profit Calculation
	Adjusted Gross Cash Earnings	- -- - Minus - - -		Capital Charge on Gross Operating Assets

+	Operating Earnings		+	Long-term Assets (2)
+	Research & Development Expense		+	Other Assets & Liabilities
+	Depreciation & Amortization Expense		+	Capitalized R&D
+	Impairments Expense & Other Adjustments (1)		+	Unusual & One-Time (3)
=	Pre-tax Gross Cash Earnings		+	Gross Operating Assets (GOA)
–	Taxes (14%)		+	8% Required Rate of Return
=	Gross Cash Earnings (GCE)		=	Capital Charge

(1)	Impairments, restructuring, reserves and currency adjustments
(2)	Net Working Capital, Gross PP&E, Goodwill & Intangibles
(3)	Tax and accounting rule changes

GCE includes add-backs for R&D expense and depreciation and amortization. GOA includes capitalized R&D, net working capital (such as inventory and accounts receivable), and other gross operating assets (such as property, plant and equipment). Cumulative R&D spending over the prior eight years (approximating our product life cycles) is treated as an asset on which management must earn a return above the cost of capital. Cost of capital is also charged on gross and not depreciated operating assets to avoid an artificial upward drift in economic profit which would occur if these assets were depreciating away. The Compensation Committee believes that this methodology is an appropriate way to align measurement of growth and profitability with our strategy for growth and value creation.

The fiscal 2018 MIP payout schedule and results are set out in the following table. Our fiscal year 2018 economic profit of $455 million was an improvement of $81 million over fiscal year 2017 adjusted actual economic profit, and exceeded the economic profit required for a maximum payout of 200% of target incentives for the 80% of the MIP award that is based on financial results.

FY 2018 MIP Financial Payout 80% of total	FY 2017 Actual	FY 2017 Adjusted	FY 2018 Target (1)	FY 2018 Maximum	FY 2018 Actual (2)
Economic Profit ($M)	$340	$373	$388	$449	$455
Increase in Economic Profit Over FY 2017 Adjusted			$15	$76	$81
Percentage of Target Payout			100%	200%	200%

(1)

The fiscal 2018 target amount was established based on (a) our fiscal 2017 economic profit of $340 million, (b) adjusted upwards to $373 million after adding back to GCE a $38 million accounts receivables pre-tax charge taken in fiscal 2017 relating to our proton solutions business, and (c) further adjusted upward by an additional $15 million incremental growth target.

(2)

Fiscal 2018 results reflect a net incremental adjustment of $255 million in GOA (increasing the fiscal 2018 capital charge) pursuant to adjustment provisions approved by the Compensation Committee at the time the MIP goal was set, covering the following items: removing the benefit from the net deferred tax liability due to the Tax Cuts and Jobs Act and adding back unusual items, such as impairments, restructuring and legal fees, on an after-tax basis. In addition, the use of our budgeted currency exchange rates as approved by the Compensation Committee at the time the MIP goal was set resulted in a downward adjustment in GCE of $5 million.

As shown in the summary financial highlights, the key drivers of GCE were revenue growth and gross margin expansion resulting in $142 million, or +47%, increase in GAAP operating earnings. In addition, management reduced GOA attributable to both days sales outstanding, down 6 days, and days sales inventory, down 8 days, which mitigated the impact of growth in net working capital associated with increased revenues.

Economic Profit	FY 2017 Adjusted*	FY 2018	Change	% Change	Highlighted Drivers of Results
Operating Earnings	$300	$442	$142	47%	14% revenue increase, 1% gross margin increase
R&D Add-back	$210	$234	$24	11%
D&A Add-back	$70	$73	$3	4%
Impairments & Other	$129	$68	($61)	-47%	Reduction in impairments and Proton A/R reserve
Pre-tax GCE	$709	$817	$108	15%
Tax @ 14%	($99)	($114)	($15)

GCE	$610	$703	$93	15%
Long-term Assets	$1,226	$1,421	$195	16%
Other Assets & Liabilities	$321	$90	($231)	-72%	Reduction in day sales outstanding
Capitalized R&D	$1,395	$1,501	$106	8%	Increase in R&D investment
GOA Quarterly Average	$2,961	$3,106	$145	5%

Capital Charge @ 8%	$237	$248	$12	5%
Economic Profit	$373	$455	$81	22%	Earnings growth outpaced costs

*

Fiscal 2017 GCE and the resulting fiscal 2017 economic profit was adjusted upward by the Proton Accounts Receivable reserve of $38 million so that management would not receive a year over year benefit from this item for MIP purposes.

•	Individual Strategic Goals

Because we believe that achieving key elements of our business strategy is important to driving sustainable growth and value creation, we based the remaining 20% of the fiscal year 2018 MIP target award opportunity on individual, strategic goals tied to our five strategic business priorities:

•	Grow our Core Business

•	Build Software and Data Capability

•	Extend Modalities

•	Delight Customers

•	Inspire Innovation

The Compensation Committee evaluated the performance of Mr. Wilson and determined his award for achieving these goals in its sole discretion. The Compensation Committee reviewed their recommendation with the full Board. Mr. Wilson submitted recommendations with respect to each of the other NEOs and the final determination of awards was made by the Compensation Committee.

The weighting of each goal category and the Compensation Committee’s score for results are summarized in the following table:

Name		Grow Core Business	Build Software & Data Capability	Extend Modalities	Delight Customers	Inspire Innovation	Total
Dow R. Wilson	Weight	30%		30%	20%	20%	100%
	Score	30%		20%	25%	20%	95%
Kolleen T. Kennedy	Weight	30%	20%	10%	20%	20%	100%
	Score	40%	15%	10%	25%	20%	110%
Gary Bischoping, Jr.	Weight		95%		5%		100%
	Score		85%		5%		90%
John W. Kuo	Weight		65%		35%		100%
	Score		65%		35%		100%

Performance against strategic goals for NEOs in each category are summarized below:

Mr. Wilson, President and CEO

Strategic Goal Category	Key Results
Grow Core Business & Build Software/Data Capabilities

Exceeded revenue growth goals, increasing revenue by 11%. Contributing to growth included install base growth, growth in services and software revenue, and deployment of additional oncology tumor boards. Consolidated software teams previously distributed throughout organization into a newly formed organization to increase focus with rigorous prioritization, team alignment and investment in software.

Extend Modalities	Exceeded cancer patient impact by increasing reach to 300,000 more patients. Began to execute on new 2022 strategy and expanded our total addressable market through M&A activity.

Delight Customers	Significantly improved worldwide customer net promoter score from 52 to 64. Won “Best in KLAS” award for Eclipse, ARIA and TrueBeam products.

Inspire Innovation

Launched new corporate brand at ASTRO & ESTRO. Reinvigorated the Varian culture by increasing focus on customers and the patients they serve, reinforcing our new strategy and introducing new cultural beliefs. Increased workforce diversity and exceeded diversity hiring goals.

Ms. Kennedy, Executive Vice President and President, Oncology Systems

Strategic Goal Category	Key Results
Grow Core Business	Outperformed order, revenue and earnings targets. Launched Halycon KV Imaging capability on-time and under budget expanding global portfolio reach all while exceeding install base targets.

Build Software/Data Capabilities	Increased software installed base, exceeding goal by 75%, and achieved automated testing goal for all new software products to increase quality at time of release and improve engineering productivity.

Extend Modalities	Successfully acquired and integrated four acquisitions including three portfolio extensions and Taiwan distribution channel.

Delight Customers	Increased worldwide customer net promoter score to 64, outperforming FY18 goal of 56.

Inspire Innovation/People	Ensured goal alignment throughout Oncology Systems organization. Met quality, ethics and compliance standards and increased workforce diversity to drive more innovation.

Mr. Bischoping, Senior Vice President, Finance and Chief Financial Officer

Strategic Goal Category	Key Results
Grow Core Business, Build Software/Data Capability, & Extend Modalities

Improved Varian’s economic value year-over-year resulting in $81 million improvement. Reduced days of sales outstanding in the Oncology business. Reduced Proton business inventory. Improved consistency in operational performance. Identified new strategic initiatives to ensure fiscal 2022 desired results. General Data Privacy Regulation (“GDPR”) readiness achieved on time.

Delight Customers & Inspire Innovation	Defined Finance organization needs and completed planned global reorganization efforts for fiscal 2018.

Mr. Kuo, Senior Vice President, General Counsel and Corporate Secretary

Strategic Goal Category	Key Results
Grow Core Business, Build Software/Data Capability, & Extend Modalities

Successfully established the Global Privacy Office and played a critical role in the Company’s GDPR readiness. Developed and executing on intellectual property strategy for software and new technologies. Substantially contributed to the Company’s China-US tariff exemption and mitigation strategies. Helped develop and substantially support the execution of the Company’s business development strategy with 5 acquisitions and 4 investments. Completed the Company’s new $1.8 billion credit facility.

Delight Customers & Inspire Innovation

Established the Company’s new enterprise risk management program. Re-aligned Legal Department structure to better support business organizations and increase efficiency, as well as improved the Legal Department’s employee engagement score. Substantially improved the Company’s corporate governance score from a third-party proxy advisor.

•	Calculation of Fiscal Year 2018 MIP Payouts

The final fiscal 2018 MIP awards for our NEOs were calculated as indicated in the following table. The Compensation Committee did not use discretion to adjust awards beyond rating performance on individual strategic goals.

Name	MIP Target	Financial (EP)		Individual Strategic		Total % Payout	MIP Award
		Weight	% Payout	Weight	% Payout
Dow R. Wilson	$1,250,000	80%	200.0%	20%	95.0%	179.0%	$2,237,500
Kolleen T. Kennedy	$618,977	80%	200.0%	20%	110.0%	182.0%	$1,126,538
Gary Bischoping, Jr.	$412,500	80%	200.0%	20%	90.0%	178.0%	$734,250
John W. Kuo	$363,020	80%	200.0%	20%	100.0%	180.0%	$653,435

Long-term Incentives. We provide equity-based long-term incentives to our executives to incent long-term sustainable value creation and to align their interests with our stockholders. The Compensation Committee approves long-term incentive grant values for each executive in consideration of various factors, including the impact of his or her role to our long-term success, individual performance, and competitive pay practices.

•	Grant Types and Mix. For fiscal 2018, the Compensation Committee determined to grant equity value in the following mix of long-term equity incentives:

Executive	Performance Stock Options (PSOs)	Performance Share Units (PSUs)	Stock Options (SO)	Restricted Stock Units (RSUs)
CEO	60%	40%
Other NEOs		60%	20%	20%

The Compensation Committee determined the total grant date value of each NEO’s equity grants at its regularly scheduled meeting in November 2017. Consistent with its past practice, the Committee granted PSUs and PSOs at that time and later granted stock options and RSUs at the Committee’s regularly scheduled meeting in February 2018, aligned with the grant timing for similar awards to other employees below senior management.

Name	Performance Options			Performance Share Units			Stock Options		Restricted Stock Units		Target Value of FY 2018 Awards
	Target Value	Target PSOs	Maximum PSOs	Target Value	Target PSUs	Maximum PSUs	Grant Value	Stock Options	Grant Value	RSUs
Dow R. Wilson	$4,200,000	215,716	431,432	$2,800,000	25,681	51,362					$7,000,000
Kolleen T. Kennedy				$1,260,000	11,536	23,072	$420,000	19,553	$420,000	3,723	$2,100,000
Gary Bischoping, Jr.				$930,000	8,515	17,030	$310,000	14,432	$310,000	2,748	$1,550,000
John W. Kuo				$810,000	7,416	14,832	$270,000	12,570	$270,000	2,393	$1,350,000

•	Performance Stock Options (PSOs)

As described in the Executive Summary above, the Committee determined to increase the alignment of CEO pay with our strategy for growth and stockholder value creation by making all his fiscal 2018 equity awards subject to achievement of rigorous financial targets. This was accomplished by granting 60% of his total long-term equity grant value in the form of PSOs and the remaining 40% of his grant value in PSUs as described below. The Committee believes that the higher risk of vesting in the PSOs in return for a higher potential gain from an option vehicle is an appropriate incentive for the CEO.

The PSOs granted to the CEO in fiscal year 2018 have a seven-year term and an exercise price equal to the Company’s closing stock price on the date of grant. The intended grant value was converted into stock options using the Black Scholes value and assumptions described in footnote 3 of the Summary Compensation Table (refer to “Summary Compensation Table” below). The PSOs vest based on achievement of the three-year performance targets established for the fiscal 2018 Performance Share Unit awards (see description below). The PSU Payout Matrix is used to determine the percentage of the target number of PSOs that will vest subject to a maximum of 200% of the target number of PSOs. The options vest and become exercisable when Company performance is certified after the end of fiscal 2020. The CEO must be employed by us throughout the vesting date for vesting to occur on such date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

•	Performance Share Units (PSUs)

The number of shares earned under the fiscal year 2018 PSUs will be calculated as set forth below.

Earned PUSs	=	Target PUSs	x	Revenue Growth + EBIT Margin Payout Matrix Percentage	Subject to:	Relative TSR Maximum or Minimum

0%-200%				0%-200%		100% Maximum or Minimum
Range of PSUs Earned as a Percentage of Target

Revenue Growth + Change in EBIT Margin Payout Matrix

The number of PSUs earned is calculated from the following performance matrix:

3 - Year Change in EBIT as Percent of Revenue		3-Year Revenue Compound Annual Growth Rate
		0.0%	3.5%	7.0%	10.5%	14.0%
	4.0%	100%	133%	167%	200%	200%
	2.0%	67%	100%	133%	167%	200%
	0.0%	33%	67%	100%	133%	167%
	-2.0%	0%	33%	67%	100%	133%
	-4.0%	0%	0%	33%	67%	100%

The targets for 3-Year Revenue Compound Annual Growth Rate and 3-Year Change in EBIT as a Percent of Revenue in the payout matrix were set based on the median results of our Business Model Peers (see Business Mode Peer list under the Relative TSR Modifier section below). The PSU payout is 0% for 3-Year Revenue Compound Annual Growth below 0% or 3-Year Change in EBIT as a Percentage of Revenue below -4%. Payouts for intermediate results are determined by linear interpolation. For plan purposes, EBIT is calculated as earnings before reduction for interest and taxes, subject to adjustments adopted by the Compensation Committee at the time the goals were set.

Relative TSR Modifier

The relative TSR modifier (the “Relative TSR Modifier”) sets maximums and minimums for the number of PSUs earned based on Varian’s 3-year TSR rank relative to a selected set of Business Model Peers.

•	A 100% payout minimum is applied when Varian’s 3-year TSR ranks above 75th percentile

•	A 100% payout maximum is applied when Varian’s 3-year TSR ranks below 25th percentile

•	The Relative TSR Modifier does not apply if Varian’s 3-year TSR ranks between 25th and 75th percentile.

The Business Model Peers were selected from companies in the healthcare industry based on ten financial and scope metrics, including size, growth, margins, returns, reinvestment rates, asset intensity, economic profit volatility, and TSR. The peers selected were similar to Varian on at least five of the ten criteria. The Compensation Committee believes that the 51 companies in the Business Model Peer Group at fiscal year end 2018 represent a relevant and sufficiently broad group of companies for the purposes of calibrating the PSU performance matrix (presented above) and ranking Varian TSR for the Relative TSR Modifier.

Varian’s Business Model Peers
Abbott Laboratories	Hologic, Inc.
AbbVie Inc.	IDEXX Laboratories, Inc.
Agilent Technologies, Inc.	Intuitive Surgical, Inc.
Alexion Pharmaceuticals, Inc.	Ion Beam Applications SA
Allscripts Healthcare Solutions, Inc.	Johnson & Johnson
Amgen Inc.	Laboratory Corporation of America Holdings
athenahealth, Inc.	LifePoint Health, Inc.
C.R. Bard *	Medtronic plc
Baxter International Inc.	Merck & Co., Inc.
Becton, Dickinson and Company	Mettler-Toledo International Inc.
Biogen Inc.	Mylan N.V.
Bio-Rad Laboratories, Inc.	Patterson Companies, Inc.
Boston Scientific Corporation	PerkinElmer, Inc.
Bristol-Myers Squibb Company	Pfizer Inc.
Bruker Corporation	QIAGEN N.V.
Cerner Corporation	Quest Diagnostics Incorporated
Danaher Corporation	Quintiles IMS Holdings, Inc.
DaVita Inc.	ResMed Inc.
DENTSPLY SIRONA Inc.	Stryker Corporation
Edwards Lifesciences Corporation	Teleflex Incorporated
Elekta AB (publ)	Tenet Healthcare Corp.
Endo International plc	The Cooper Companies, Inc.
Envision Healthcare Corporation	Universal Health Services, Inc.
HCA Holdings, Inc.	Waters Corporation
Henry Schein, Inc.	West Pharmaceutical Services, Inc.
Hill-Rom Holdings, Inc.	Zoetis Inc.

*	Approved by the Committee but removed after being acquired during fiscal 2018.

Vesting of PSUs

All PSUs earned will vest at the end of the three-year performance period provided the recipient is employed by the Company throughout the performance period, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

•	Settlement of PSUs Awarded in Fiscal Year 2016

During fiscal year 2016, the long-term incentive grant value mix for our executives was shifted to grant 60% of total grant value in the form of Performance Share Units (PSUs). This was accomplished by making two grants of PSUs, one in November 2015 and another in February 2016.

Both grants are subject to attainment of EPS and relative TSR results as summarized below. In addition, the PSUs granted in February 2016 were subject to a threshold performance achievement of $7.5 billion revenue for the 33-month period of January 2, 2016 through September 28, 2018 for any shares to be earned. The revenue threshold for the 33-month period was met.

Once it was determined that the threshold revenue requirement was met, the number of shares earned from the fiscal 2016 PSU awards was calculated as illustrated below:

Earned PSUs	=	Target PSUs	x	3 - Year Average of Annual EPS Growth Payout Percentages	+	Relative TSR Adjustment Percentage

0%-175%				0%-150%		-25% to +25%
Range of PSUs Earned as a Percentage of Target

EPS results. Annual EPS was measured relative to targets established for each year at the beginning of that year*. The EPS targets and results were subject to certain adjustment provisions adopted by the Compensation Committee at the time the goal was established. The PSU payout earned was the average of the payouts calculated for the three years in the performance period. The calculation of the fiscal 2016 PSU average payout percentage is set out below.

Measure	Performance and Payout Percentage			Actual Adjusted EPS	Payout%
	Threshold	Target	Maximum
Payout Percentage	10%	100%	150%
FY 2016 Adjusted EPS	$4.33	$4.50	$4.63	$4.58	130.5%
FY 2017 Adjusted EPS	$3.74	$3.90	$4.01	$3.66	0.0%
FY 2018 Adjusted EPS	$3.62	$4.07	$4.18	$4.39	150.0%
Average					93.5%

*

Fiscal year 2016 adjusted EPS goals were set and measured prior to the spinoff of Varex Imaging Corporation from the Company and fiscal year 2016 and 2017 adjusted EPS goals were set and measured under ASC 605 accounting rules. Fiscal year 2018 adjusted EPS goals were set and measured under ASC 606 accounting rules. Thresholds for fiscal year 2017 and fiscal year 2018 were set above prior year actuals after adjustment for the spinoff and/or accounting rule changes. Adjusted EPS for fiscal year 2016 was calculated from the Company’s GAAP diluted EPS of $4.19, which was adjusted downward by $0.09 (on account of the budgeted exchange rate established for fiscal year 2016 and exclusion of the impact of unplanned share buybacks) and upward by $0.48 (to exclude the impact of amortization of intangible assets, litigation expenses, restructuring charges, separation costs, impairment charges, and acquisition costs, pursuant to adjustment provisions which were approved by the Compensation Committee at the time such EPS goal was approved).

Adjusted EPS for fiscal year 2017 was calculated from the Company’s GAAP diluted EPS of $2.75, which was adjusted upward by $0.06 (on account of the budgeted exchange rate established for fiscal year 2017) and upward by $0.85 (to exclude the impact of amortization of intangible assets, litigation expenses, restructuring charges, impairment changes, and acquisition costs, pursuant to adjustment provisions which were approved by the Compensation Committee at the time such EPS goal was approved).

Adjusted EPS for fiscal year 2018 was calculated from the Company’s GAAP diluted EPS of $1.62, which was adjusted downward by $0.03 (on account of the budgeted exchange rate established for fiscal year 2018) and upward by $2.80 (to account for items pursuant to adjustment provisions which were approved by the Compensation Committee at the time such EPS goal was approved). Adjusted EPS excludes the amortization of intangible assets, acquisition-related expenses and benefits, restructuring and impairment charges, significant litigation charges or benefits and legal costs, and significant non-recurring tax expense or benefit, which can be found in our GAAP to Non-GAAP reconciliation in our 2018 fourth quarter earnings press release which is included as an exhibit to the Form 8-K that was furnished to the SEC on October 23, 2018.

Relative TSR Modifier. The Company’s TSR ranking relative to the companies comprising the Dow Jones U.S. Medical Equipment Index was used to determine a multiplier to the EPS Growth Goal Payout Percentage. TSR was measured for the three-year period consisting of fiscal years 2016-2018. Varian’s 3-year TSR was 62.24%, which ranked at the 29th percentile and resulted in a -25% adjustment to the EPS results, as set out in the following table.

Measure	Three-Year TSR Rank and Payout Level			Varian TSR Rank	TSR Modifier
	Threshold	Target	Maximum
TSR Percentile Rank	30% or Below	55%	80%
TSR Adjustment	-25%	0%	+25%	29%	-25.0%

Payout Calculation. The final payout of the fiscal 2016 PSU awards was 68.5%, which was calculated by reducing the EPS payout of 93.5% by the TSR modifier of -25%.

•	Stock Options (SO)

The stock options granted in fiscal year 2018 have an exercise price equal to the Company’s closing stock price on the date of grant and have a seven-year term. The intended grant value was converted into stock options using the Black Scholes value and assumptions described in footnote 3 of the Summary Compensation Table (refer to “Summary Compensation Table” below). The first 33 1/3% of the stock options vest 12 months from the grant date, and the remainder vest in equal monthly installments during the following 24-month period. A recipient must be employed by us throughout each vesting date for vesting to occur on such date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

•	Restricted Stock Units (RSU)

The RSUs granted in fiscal year 2018 vest and are settled in equal numbers of shares of our common stock on approximately the first, second and third anniversaries of the date of grant. The intended grant value was converted into RSUs using the Company’s closing stock price on the date of grant. As is the case for stock options, a recipient must be employed by us through each vesting date for vesting to occur on such date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See “Potential Payments Upon Termination or Change in Control” for more information.

Other Elements of Executive Compensation

Because our philosophy is to emphasize pay for performance, we provide retirement, group benefits and perquisites of relatively minor value to our executives.

401(k) Contributions. The Company makes matching contributions to the NEO’s contributions to the Company’s 401(k) plan, matched at the same level and subject to the same caps as for all employees.

Deferred Compensation Plan. We offer a Deferred Compensation Plan (“DCP”) to certain employees, including eligible NEOs, under which participants may elect to defer a portion of their base salary and annual performance-based cash bonus. We offer the DCP because we believe it is a competitive element of compensation for eligible participants.

Group Benefits and Perquisites. Our NEOs are eligible to participate in the same employee benefit plans and on the same basis as all other Company employees. In addition, our NEOs receive limited supplemental benefits and perquisites. During fiscal year 2018, we provided (i) reimbursement to the CEO for financial counseling and reimbursement of up to $6,500 to other NEOs for financial counseling, and (ii) reimbursement of up to $4,000 for an annual executive physical. NEOs may participate in the Company’s charitable giving program, in which the company will match donations dollar for dollar up to a maximum of $10,000 per employee per year. In addition, for NEOs who choose to contribute to the Company’s Political Action Committee, the contribution will be matched with a charity or educational institution contribution, dollar for dollar up to $5,000. Mr. Wilson’s spouse and family members are permitted to ride along on the Company’s leased aircraft when the aircraft is already going to a specific destination for a business purpose, provided there is no more than de minimis incremental cost. However, Mr. Wilson’s family members did not accompany Mr. Wilson for any travel on the Company’s leased aircraft in fiscal 2018.

Pursuant to our policy, the Company does not provide executives tax gross-ups or reimbursements for any taxable income from these benefits and perquisites, except for tax restoration benefits in connection with the relocation of new executives.

Change in Control Agreements. We currently have change-in-control agreements with 10 executives, including our NEOs. We entered into these agreements to attract and retain highly-qualified executives and to incentivize executives who might be involved in acquisition or merger discussions with another entity to make decisions that are in the best interest of the Company and our stockholders, without being unduly biased by the impact of such a transaction on their personal situations. These agreements do not factor into our decisions surrounding the executive’s cash and equity compensation.

Each change-in-control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The agreements do not include “golden parachute” tax gross up payments for excise taxes imposed by Section 4999 of the Code.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change-in-control event and the executive must either:

(1) Be	terminated by us or the successor company without cause within a specified time interval in connection with a change in control, or

(2) Terminate	employment for good reason, as defined in the agreements, within a specified time interval in connection with a change in control.

For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “Potential Payments upon Termination or Change in Control.”

Executive Compensation Governance Policies

Stock Ownership Guidelines. As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of stockholders by providing appropriate long-term incentives. To further this goal, the Company maintains stock ownership guidelines based on the value of our common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Multiple of Salary
CEO	6x
Next four most highly compensated executive officers	3x
Other corporate officers	2x

The program counts for purposes of stock ownership: shares owned, unvested restricted stock, RSUs, and earned and vested performance shares. Ownership levels are expected to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment increasing ownership levels with respect to any increase, or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is expected to be achieved within two-and-one-half years after an individual becomes subject to the ownership guidelines. As of the date of this Proxy Statement, all the NEOs met the guidelines or were on track to comply in the relevant timeframe.

Recoupment (or “Clawback”) Policy. The Board has adopted a formal policy to recover certain incentive payments and equity awards if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Conduct that caused or partially caused the restatement. In the event of a restatement, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Conduct, the Board can, in its discretion, take appropriate action, to the extent not prohibited by applicable law, to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

This recoupment policy is incorporated into the provisions of our MIP and Fifth Amended and Restated 2005 Stock Plan. Under our current stock option agreements, if an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Prohibition on Hedging and Pledging Company Securities and Insider Trading Policy. The Board has approved a corporate insider trading policy to prohibit officers and directors from purchasing Company securities on margin and borrowing against Company securities, and prohibits officers, directors and other employees subject to the quarterly blackout period from engaging in transactions in puts, calls, other derivatives and hedging transactions.

Equity Grant Practices. On November 16, 2017, the Compensation Committee approved a formal equity grant policy. Effective January 1, 2018, under the terms of the policy, grants of equity awards to employees and consultants will be approved at Compensation Committee meetings that are scheduled in writing by the Company at least six months in advance of the applicable approval date. Such grants will become effective on the date such grants are approved by the Compensation Committee (or on the next trading day following such approval date if the approval date is not a trading day). However, if our trading “blackout” is in effect, any equity awards to be made to executive officers other than in connection with their hire will instead become effective on the second business day (or such shorter period determined by our legal department) following the public release of the corresponding material, non-public information. If extraordinary circumstances arise such that the Compensation Committee determines it is advisable to grant an equity award that will be approved and/or become effective on a date other than the foregoing, the Compensation Committee may consider and approve such alternative date(s), provided that the grant effective date of such award must occur during an open trading window under the Company’s insider trading policies.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our Fifth Amended and Restated 2005 Stock Plan explicitly prohibits the repricing and cash-out of underwater stock options without prior stockholder approval.

Compensation Risk Management. The Compensation Committee’s annual review and approval of the Company’s compensation philosophy and strategy includes the review of compensation-related risk management. For fiscal year 2018, the Compensation Committee reviewed the Company’s compensation programs for employees and executives, including the annual cash incentive plans and long-term, equity-based incentive awards, and does not believe that such compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

As part of this review, Pay Governance reviewed our compensation programs and reported that the programs provide an appropriate pay philosophy, peer group, and benchmarking to support business objectives with meaningful risk mitigation, oversight and discretion by the Compensation Committee. Pay Governance also advised that the Company’s executive compensation programs provide an effective balance in cash and equity mix, short- and long-term performance focus, corporate, business unit and individual performance focus, and financial performance measurement that avoids the taking of short-term risks at the expense of long-term stockholder interests. The report also determined that the Company’s principal sales incentive plan is based on measurable and verifiable sales goals that are aligned with company-wide goals for its annual cash incentive plan for executives. In addition, total target incentive compensation for all employees is a small percentage of total sales and revenue, and incentive opportunities under these plans are capped. Management also retains discretion to reduce incentive amounts.

The Compensation Committee believes that the following risk oversight and compensation design features described in greater detail above in this CD&A safeguard against excessive risk taking:

•	Stock ownership requirements

•	Recoupment policy

•	Prohibitions on employees engaging in any speculative transactions in Company securities, such as hedging

•	Prohibitions on executive officers from pledging Company securities in margin accounts or as collateral for a loan

•	Executive cash incentive payouts and PSU awards are based on financial performance metrics that drive stockholder value and are capped

•	PSU awards are also based on multi-year relative TSR goals

•	All equity awards have vesting requirements that align employees’ interests with stockholders

Tax Deductibility. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past we have designed our executive compensation program to permit the Compensation

Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, however, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation and Management Development Committee Report

The Compensation Committee of the Board of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2019 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement for the 2019 Annual Meeting of Stockholders and Annual Report on Form 10-K.

Susan L. Bostrom (Chair)

Jeffrey R. Balser

Jean-Luc Butel

R. Andrew Eckert

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation granted or earned during fiscal years 2018, 2017 and 2016 by our NEOs and the principal position held by each during fiscal year 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Dow R. Wilson	2018	$1,000,000	—	$2,800,000	$4,200,000	$2,237,500	—	$38,939	$10,276,439
President and Chief	2017	$1,000,000	—	$4,840,000	$1,210,000	$1,212,500	—	$41,720	$8,304,220
Executive Officer	2016	$1,152,438	—	$4,638,340	$1,411,674	$1,240,000	—	$163,230	$8,605,682

Kolleen T. Kennedy	2018	$684,899	—	$1,680,000	$420,000	$1,126,538	—	$22,530	$3,933,967
Executive Vice	2017	$664,936	—	$1,624,000	$406,000	$594,703	—	$9,882	$3,299,521
President and President, Oncology Systems	2016	$718,131	—	$1,556,279	$473,666	$564,244	—	$85,855	$3,398,175

Gary E. Bischoping	2018	$550,000	—	$1,240,000	$310,000	$734,250	—	$39,626	$2,873,876
Senior Vice President, Finance and Chief Financial Officer	2017	$222,115	$300,000	$800,000	$1,200,000	$158,527	—	$105,482	$2,785,854

John W. Kuo	2018	$482,018	—	$1,080,000	$270,000	$653,435	—	$23,852	$2,509,305
Senior Vice President,	2017	$472,175	—	$1,080,000	$270,000	$345,224	—	$21,200	$2,188,600
General Counsel and Corporate Secretary	2016	$524,186	—	$1,234,344	$375,665	$340,971	—	$61,192	$2,536,358

(1)

Mr. Bischoping received a signing bonus of $300,000 in connection with his joining the Company on May 8, 2017. This bonus has a payback provision in the event he voluntarily resigns or is terminated for cause within his first two years of employment at the Company, whereby the amount to be paid back will be calculated on a prorated basis based on length of service over that period.

(2)

This column represents the aggregate grant date fair value of RSU and PSU awards made to the NEO during fiscal years 2018, 2017 and 2016, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of our common stock on the grant date multiplied by the number of shares subject to the award. The fair value for PSU awards was based on the probable outcome of the performance conditions using the Monte Carlo simulation model on the date of grant with assumptions as set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal years ended September 28, 2018, September 29, 2017 and September 30, 2016, excluding the effect of forfeitures.

The table below sets forth components of the fair value of the stock awards made in fiscal year 2018. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

	Value of PSOs at Target ($)*	Value of PSUs at Target ($)*	Value of Stock Options ($)	Value of RSUs ($)	Total Combined Value of Equity Awards ($)
	(Granted 11/17/17)	(Granted 11/16/17)	(Granted 2/8/18)	(Granted 2/8/18)
Name
Dow R. Wilson	$4,200,000	$2,800,000	—	—	$7,000,000
Kolleen T. Kennedy	—	$1,260,000	$420,000	$420,000	$2,100,000
Gary E. Bischoping	—	$930,000	$310,000	$310,000	$1,550,000
John W. Kuo	—	$810,000	$270,000	$270,000	$1,350,000

*

Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the PSOs and/or PSUs granted to Mr. Wilson, Ms. Kennedy, Mr. Bischoping and Mr. Kuo on the grant date is $14,000,000, $2,520,000, $1,860,000 and $1,620,000, respectively. Mr. Wilson was granted his PSUs on 11/17/17.

(3)	This column represents the aggregate grant date fair value of stock option awards granted to the NEOs during each fiscal year computed in accordance with ASC 718.

For more information on the determination of valuation assumptions we used with respect to stock option awards, please refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs.

(4)

This column represents annual cash incentives paid under the MIP for the applicable fiscal year. Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table for more information.

(5)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2018.

Name	Company Contributions to 401(k) (A)	Company Match of Charitable Contributions	Other (B)
Dow R. Wilson	$15,123	$5,000	$18,816
Kolleen T. Kennedy	$16,356	$5,550	$674
Gary E. Bischoping	$25,085	$10,000	$4,541
John W. Kuo	$16,413	$4,500	$2,940

(A)	Amount represents Company matching contributions to the NEO’s contributions to the Company’s 401(k) plan, matched at a level of $1.00 for each dollar contributed, up to 6% of eligible earnings.

(B)	For Mr. Wilson, the amount represents reimbursement of financial counseling and medical physical. For Mr. Bischoping and Mr. Kuo, the amount represents reimbursement of a medical physical.

Grants of Plan-Based Awards for 2018

The following table provides information on plan-based awards made in fiscal year 2018 to each of our NEOs:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Restricted Stock Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Dow R. Wilson	MIP Award	N/A	$0	$1,250,000	$2,500,000	—	—	—	—	—	—	—
	PSOs	11/17/2017	—	—	—	0	215,716	431,432	—	—	$109.03	$4,200,000
	PSUs	11/17/2017	—	—	—	0	25,681	51,362	—	—	—	$2,800,000
Kolleen T. Kennedy	MIP Award	N/A	$0	$618,977	$1,237,954	—	—	—	—	—	—	—
	PSUs	11/16/2017	—	—	—	0	11,536	23,072	—	—	—	$1,260,000
	RSUs	2/08/2018	—	—	—	—	—	—	3,723	—	—	$420,000
	Stock Options	2/08/2018	—	—	—	—	—	—	—	19,553	$112.82	$420,000
Gary E. Bischoping	MIP Award	N/A	$0	$412,500	$825,000	—	—	—	—	—	—	—
	PSUs	11/16/2017				0	8,515	17,030	—	—	—	$930,000
	RSUs	2/08/2018	—	—	—	—	—	—	2,748	—	—	$310,000
	Stock Options	2/08/2018	—	—	—	—	—	—	—	14,432	$112.82	$310,000
John W. Kuo	MIP Award	N/A	$0	$363,020	$726,039	—	—	—	—	—	—	—
	PSUs	11/16/2017	—	—	—	0	7,416	14,832	—	—	—	$810,000
	RSUs	2/08/2018	—	—	—	—	—	—	2,393	—	—	$270,000
	Stock Options	2/08/2018	—	—	—	—	—	—	—	12,570	$112.82	$270,000

(1)

These columns represent the potential awards under our MIP as further discussed in “Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Program and Pay Decisions—Annual Cash Incentives.” For each NEO, the target amount is calculated by multiplying the NEO’s target award percentage by the NEO’s annual base salary. The maximum award is 200% of each NEO’s target award. The MIP did provide for a threshold amount in fiscal year 2018. The dollar value of the actual cash incentive award earned for fiscal year 2018 for each NEO is set forth in the Summary Compensation Table (refer to “Summary Compensation Table” above). As such, the amounts set forth in these columns do not represent the actual cash incentive earned by any of the NEOs for fiscal year 2018.

(2)

Consists of PSO and PSU grants to each NEO under the 2005 Stock Plan. The maximum number of PSOs or PSUs that can be earned is 200% of the target PSOs or PSUs based on achievement of EPS goals modified by our TSR performance relative to the Dow Jones Medical Equipment Index. The determination of the number of PSUs earned is made at the end of the three-year performance period at which time the earned PSUs vest and are settled. The determination of the number of PSOs earned is made at the end of the three-year performance period at which time the earned PSOs vest and become exercisable. Each NEO must be employed by us throughout the performance period for his or her PSOs or PSUs to vest, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” for more information regarding these awards.

(3)

Consists of a single RSU grant to each NEO under the 2005 Stock Plan. Each RSU represents a right to one share of our common stock. For Ms. Kennedy, Mr. Bischoping and Mr. Kuo, the RSUs vest and are settled in three equal annual increments on February 15th beginning one year after grant. For each NEO, the vesting of his or her RSUs is subject to the NEO being employed by us through each vesting date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” for more information regarding these awards.

(4)

Consists of a single stock option grant to each NEO under the 2005 Stock Plan at an exercise price equal to the closing price (fair market value) of the underlying shares on the grant date and expiring seven years from the grant date. One-third of the award vests one year after the grant date and the remainder vests in equal monthly installments during the following

24-month period, provided the NEO is employed by us through each vesting date, except in cases involving retirement, death, disability, a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. See the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” for more information regarding these awards.

(5)	Grant date fair value is computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2018.

	Option Awards (1) (2)						Stock Award (2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
Dow R. Wilson	02/21/2014	45,050	—		$74.06	02/21/2021
	02/13/2015	111,830	—		$81.97	02/13/2022
	02/12/2016	100,511	16,212		$67.12	02/12/2023
	02/10/2017	39,591	35,424		$80.40	02/10/2024
	11/17/2017	—	—	215,716	$109.03	11/17/2024
										44,361	(6)	$4,965,327
										25,681	(7)	$2,874,474
							7,919	(9)	$886,374
							4,007	(3)	$448,503
							10,034	(4)	$1,123,106

Total		296,982	51,636	215,716			21,960		$2,457,983	70,042		$7,839,801

Kolleen T. Kennedy	02/13/2015	932	—		$81.97	02/13/2022
	02/12/2016	8,703	5,440		$67.12	02/12/2023
	02/10/2017	2,797	11,886		$80.40	02/10/2024
	02/08/2018	—	19,553		$112.82	02/08/2025
										14,884	(6)	$1,665,966
										11,536	(8)	$1,291,225
							1,345	(3)	$150,546
							3,367	(4)	$376,868
							3,723	(5)	$416,716

Total		12,432	36,879	0			8,435		$944,130	26,420		$2,957,191

Gary E. Bischoping	05/18/2017	33,479	41,851		$94.60	05/18/2024
	02/08/2018	—	14,432		$112.82	02/08/2025
										8,515	(8)	$953,084
							5,638	(4)	$631,061
							2,748	(5)	$307,584

Total		33,479	56,283	0			8,386		$938,645	8,515		$953,084

John W. Kuo	02/13/2015	1,470	—		$81.97	02/13/2022
	02/12/2016	2	4,314		$67.12	02/12/2023
	02/10/2017	—	7,905		$80.40	02/10/2024
	02/08/2018	—	12,570		$112.80	02/08/2025
										9,898	(6)	$1,107,883
										7,416	(8)	$830,073
							1,067	(3)	$119,429
							2,239	(4)	$250,611
							2,393	(5)	$267,848

Total		1,472	24,789	0			5,699		$637,888	17,314		$1,937,956

(1)

All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding unvested option awards:

Grant Date	Vesting Schedule (based on original option grant)
2/21/2014	33-1/3% vested on 2/21/2015; pro-rata monthly thereafter until fully vested on 2/21/2017.
2/13/2015	33-1/3% vested on 2/13/2016; pro-rata monthly thereafter until fully vested on 2/13/2018.
2/12/2016	33-1/3% vested on 2/12/2017; pro-rata monthly thereafter until fully vested on 2/12/2019.
2/10/2017	33-1/3% vested on 2/10/2018; pro-rata monthly thereafter until fully vested on 2/10/2020.
11/17/2017	100% vest on 10/2/2020, subject to actual performance. The number of shares and the aggregate market value in the table are based on target performance. The actual number of shares that vest may range from 0% to 200% of target shares based on actual performance at the end of the 3-year performance period.
2/8/2018	33-1/3% vested on 2/8/2019; pro-rata monthly thereafter until fully vested on 2/8/2021.

(2)

Vesting will occur only if the NEO is employed by us throughout each vesting date or in the case of performance awards, the last day of the performance period, except in cases involving retirement, death, disability (in the case of awards granted after November 8, 2015), a qualified termination that occurs in connection with a change in control, or if the award is not assumed in connection with certain corporate transactions. In particular, because Mr. Wilson, Ms. Kennedy and Mr. Kuo are eligible for retirement, certain unvested options, and unvested stock awards would continue to vest according to the original vesting schedule even if the services of either were terminated for any reason. See “Potential Payments Upon Termination or Change in Control” for more information regarding these awards.

(3)	Grant Date Vesting Schedule (based on total number of RSUs originally granted)

2/12/2016	33 1/3% on 2/15/2017; 33 1/3% on 2/15/2018 and 33 1/3% on 2/15/2019.

(4)	Grant Date Vesting Schedule (based on total number of RSUs originally granted)

2/10/2017	33 1/3% on 2/15/2018; 33 1/3% on 2/15/2019 and 33 1/3% on 2/15/2020.

(5)	Grant Date Vesting Schedule (based on total number of RSUs originally granted)

2/8/2018	33 1/3% on 2/15/2019; 33 1/3% on 2/15/2020 and 33 1/3% on 2/15/2021.

(6)	Grant Date Vesting Schedule (based on total number of PSUs originally granted)

12/8/2016	100% on the last day of fiscal year 2019, subject to actual performance through the end of fiscal year 2019. The number of shares and aggregate market value in the table are based on target performance. The actual number of shares that vest may range from 0% to 200% of target shares based on actual performance at the end of the 3-year performance period.

(7)	Grant Date Vesting Schedule (based on total number of PSUs originally granted)

11/17/2017	100% on the last day of fiscal year 2020, subject to actual performance through the end of fiscal year 2020. The number of shares and aggregate market value in the table are based on target performance. The actual number of shares that vest may range from 0% to 200% of target shares based on actual performance at the end of the 3-year performance period.

(8)	Grant Date Vesting Schedule (based on total number of PSUs originally granted)

11/16/2017	100% on the last day of fiscal year 2020, subject to actual performance through the end of fiscal year 2020. The number of shares and aggregate market value in the table are based on target performance. The actual number of shares that vest may range from 0% to 200% of target shares based on actual performance at the end of the 3-year performance period.

(9)	Grant Date Vesting Schedule (based on total number of restricted shares originally granted)

1/10/2005	33 1/3% on 1/10/2010; 33 1/3% on 1/10/2015; and 33 1/3% on 1/10/2020. On 1/10/2017, Mr. Wilson became retirement eligible under the terms of his restricted stock award such that his restricted shares will continue to vest according to the original vesting schedule even if his services terminate for any reason. On 1/10/2017, 6,871 shares were withheld to cover applicable taxes that became due upon his restricted shares ceasing to be subject to a substantial risk of forfeiture in connection with his retirement eligibility.

(10)	Based on the closing price of our common stock as of September 28, 2018 ($111.93).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of RSUs and PSUs by each of the NEOs during fiscal year 2018. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of RSUs and PSUs, based on the closing price per share of our common stock on the NYSE on the vesting date.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dow R. Wilson	151,825	$7,536,088	52,163	$6,002,406
Kolleen T. Kennedy	18,567	$661,527	17,236	$1,981,550
Gary E. Bischoping	—	—	2,819	$333,770
John W. Kuo	24,589	$1,024,737	13,443	$1,543,908

(1)	These amounts include fiscal year 2016 PSUs, which were earned at the end of fiscal year 2018 at 68.5% of target shares and RSUs that vested during fiscal year 2018.

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2018, and account balances as of September 28, 2018 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)
Dow R. Wilson	—	—	$6,950	—	$831,403
Kolleen T. Kennedy	$1,126,538	—	$505,930	—	$7,377,338
Gary E. Bischoping	—	—	—	—	—
John W. Kuo	$653,435	—	$260,178	—	$3,440,811

(1)

These amounts represent the respective executive contributions attributable to fiscal year 2018. For Ms. Kennedy and Mr. Kuo, the amounts shown represent their fiscal year 2018 MIP deferrals. These amounts do not include the following executive contributions made during fiscal year 2018 which were attributable to fiscal year 2017 compensation: $297,352 for Ms. Kennedy and $329,053 for Mr. Kuo.

(2)	None of the earnings in this column are included in the Summary Compensation Table (refer to “Summary Compensation Table” above) because they were not preferential or above market.

(3)

Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table (refer to “- Summary Compensation Table” above) for previous years: Mr. Wilson, $705,835; Ms. Kennedy, $2,165,587 and Mr. Kuo, $1,559,967.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Further, we may, on a discretionary basis, make Company supplemental contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for the fiscal year over the compensation limit imposed by

Section 401(a)(17) of the Code and (b) our matching contribution rate under the 401(k) (6%) (“Company Supplemental Contributions”) and credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”). We did not make any Company Contributions in fiscal year 2018.

Amounts deferred by a participant and Company Contributions, if any, are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to a separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Code permit.

Potential Payments upon Termination or Change in Control

Change in Control Agreements

As described in the “Compensation Discussion and Analysis” section above, we have entered into change in control agreements with our NEOs. Our change in control agreements are “double-trigger” meaning that to receive benefits under the agreements there must be a change in control event (as defined in each executive’s agreement) and the executive must either be terminated by us or the successor company without cause (as defined in each executive’s agreement) or terminate his or her employment for good reason (as defined in each executive’s agreement). The termination must occur within 60 days prior to or 18 months following the change in control to trigger benefits. The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to comply with Section 409A of the Code.

Each change in control agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

As a condition to receiving such severance benefits, the executive must execute a release of all of his or her rights and claims relating to his or her employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his or her proprietary information and non-disclosure agreement, and for a period of two years, complying with certain non-solicitation and non-competition provisions that are set forth in each executive’s change in control agreement.

The table below reflects the value of compensation and benefits that would become payable to each of the NEOs under the agreements as of September 28, 2018, if a change in control had occurred on that date and the NEO experienced a qualifying termination of employment. These amounts are reported based on the NEO’s compensation as of such date and based on the Company’s closing stock price of $111.93 on September 28, 2018. These benefits are in addition to the right to exercise then-exercisable stock options, the amounts payable under the DCP as set forth in the “Nonqualified Deferred Compensation” table above which the NEO would receive in the event of any termination, and the benefits available generally to salaried employees, such as distributions under the Company’s broad based 401(k) plan.

The actual amounts that would be paid upon a NEO’s qualifying termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s current base salary.

The benefits payable upon a NEO’s qualifying termination of employment in connection a change in control as reported in the columns of this table are as follows:

			Intrinsic Value of
			Accelerated Equity Awards (3)
Name	Cash Severance (1)	Benefit Continuation (2)	Options	Restricted Stock/RSUs	PSUs & PSOs (4)	Total (5)
Dow R. Wilson	$6,750,000	$57,216	$1,843,349	$2,457,871	$8,465,377	$19,573,814
Kolleen T. Kennedy	$3,266,822	$29,951	$618,502	$944,018	$2,957,191	$7,816,483
Gary E. Bischoping	$2,406,250	$57,106	$725,261	$938,645	$953,084	$5,080,345
John W. Kuo	$2,117,614	$41,197	$442,541	$637,777	$1,937,956	$5,177,085

(1)

Cash Severance Benefit: Cash severance equal to 2.5 times (3.0 times for Mr. Wilson) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target bonus or (b) average annual bonus paid over prior three fiscal years. Does not include bonus for year of termination which would be payable in connection with termination in all events as described under “—Other Potential Post-Employment Payments.”

(2)	Benefits Continuation: Company costs for benefits continued for 24 months including:

•	Medical, dental and vision insurance (assuming that the executive pays employee contribution rates for continuing coverage).

•	Life insurance under the Company’s standard group policy for 24 months.

•	Basic Accidental Death & Dismemberment (AD&D) costs under the Company’s standard group policy for 24 months.

•	Financial/tax counseling of $6,500 per year for 24 months.

(3)

Based on the closing stock price as of September 28, 2018 ($111.93). Each outstanding equity award to all employees under the 2005 Stock Plan that is subject to vesting provisions will vest in full, with PSUs vesting at target levels.

(4)	Excludes value of PSUs earned in September 2018 for FY16-18 performance (earned at 68.5% of target shares).

(5)	Does not reflect the application of the “better after-tax” provision.

Outstanding Equity Grants as of September 28, 2018

Stock Options

Under the terms of each NEO’s stock option awards, if the NEO’s employment terminates due to retirement, his or her unvested stock options will continue to vest in accordance with their original vesting schedules; provided however, that the number of shares subject to stock option awards granted within one year of the NEO’s retirement will be adjusted proportionally by the time during such one-year period that the NEO remained an employee of the Company (based upon a 365-day year). If the NEO’s service terminates due to death, his or her unvested stock options will fully vest on such termination date. In addition, for stock option awards granted on or after November 9, 2015, if the NEO’s service terminates due to disability, his or her unvested stock options will fully vest on such termination date. Stock options may be exercisable for up to three years from the date the NEO’s employment terminates due to retirement or death and one year from the date the NEO’s employment terminates due to disability, unless in each case the stock option term expires earlier.

RSU Awards

Under the terms of each NEO’s RSU awards, if the NEO’s service terminates due to retirement one year or more from the grant date, then his or her RSU awards will continue to vest in accordance with their original vesting schedules. If the NEO retires within one year of the grant date of his or her RSU award but after January 1 of the calendar year following the calendar year in which such RSU award was granted, the number of RSUs subject to such award will be adjusted proportionally by the time during such one year period that the NEO remained an employee of the Company (based upon a 365-day year) and the adjusted RSU award will continue to vest in accordance with its original vesting schedule. If the NEO’s service terminates due to death, his or her RSU awards will fully vest on such termination date. In addition, for RSU awards granted on or after November 9, 2015, if the NEO’s service terminates due to disability, then his or her RSU awards will continue to vest in accordance with their original vesting schedules.

PSO Awards

Mr. Wilson was granted a PSO award in 2018. Under the terms of his award, if Mr. Wilson’s service terminates due to retirement, death or disability, then he will be treated as though he was employed through the applicable performance period; provided however, that if Mr. Wilson retires within one year of his date of grant, the number of shares subject to his award will be adjusted proportionally by the time during such one-year period that he remained an employee of the Company (based upon a 365-day year). The actual number of PSOs that are earned in the event of retirement, death or disability will depend on the extent to which the applicable performance goals are achieved. If Mr. Wilson’s service terminates due to disability, he may exercise his vested options within one year from the later of the date that the Compensation Committee certifies whether and to what the extent the applicable performance goals are achieved or the date that his service terminates, unless his PSO award expires earlier. If Mr. Wilson’s service terminates due to retirement or death, he or his estate, as applicable, may exercise his vested options within three years from the later of the date that the Compensation Committee certifies whether and to the extent the applicable performance goals are satisfied or the date his service terminates, unless his PSO award expires earlier.

PSU Awards

Under the terms of each NEO’s PSU awards, if the NEO’s service terminates due to retirement, death or disability, then the NEO will be treated as though he or she was employed through the applicable performance period; provided however, that in the event of his or her retirement, the target number of PSUs will be adjusted proportionally based on the number of days that the NEO remained an employee during the performance period (based upon a 365 day year). The actual number of PSUs that are earned in such circumstances will depend on the extent to which the applicable performance goals are achieved. In addition, in the event of a change of control where such NEO’s PSU awards are assumed, such awards will fully vest at target, subject to the NEO being employed through the end of the performance period; provided however, that such awards will continue to be subject to the retirement, death and disability vesting provisions described above. Additionally, in the event of a change of control where such NEO’s PSU awards are not assumed, such awards will fully vest at target, without being subject to any employment requirement.

2005 Stock Plan

Under the terms of the 2005 Stock Plan, except as otherwise provided in each NEO’s equity agreements, in the event of certain corporate transactions, if the Compensation Committee does not provide for the assumption, continuation or substitution of stock awards, each NEO’s stock awards will fully vest and terminate upon the consummation of the transaction, provided that holders of stock options or SARs will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested stock options and SARs before the termination of such awards.

	Other Termination of Employment (Not in Connection with a Change in Control)
	Retirement					Death					Disability
	Intrinsic Value of Equity Awards(1)					Intrinsic Value of Equity Awards(1)					Intrinsic Value of Equity Awards(1)
Name	Options (2a)	Restricted Stock/ RSUs (2b)	PSUs (2c)(5)	PSOs (2d)	Total	Options (3a)	Restricted Stock/ RSUs (3b)	PSUs (3c)(5)	PSOs (3d)	Total	Options (4a)	Restricted Stock/ RSUs (4b)	PSUs (4c)(5)	PSOs (4d	Total
Dow R. Wilson	$1,843,378	$1,334,877	$0	$0	$3,178,256	$1,843,378	$2,457,983	$0	$0	$4,301,361	$1,843,378	$1,571,609	$0	$0	$3,414,988
Kolleen T. Kennedy	$618,532	$527,414	$0	$0	$1,145,946	$618,532	$944,130	$0	$0	$1,562,662	$618,532	$944,130	$0	$0	$1,562,662
Gary E. Bischoping	$0	$0	$0	$0	$0	$725,278	$938,645	$0	$0	$1,663,923	$725,278	$938,645	$0	$0	$1,663,923
John W. Kuo	$442,555	$370,041	$0	$0	$812,596	$442,555	$637,889	$0	$0	$1,080,444	$442,555	$637,889	$0	$0	$1,080,444

(1)	Based on the closing stock price as of September 28, 2018 ($111.93).

(2a)

For retirement-eligible NEOs, represents continued vesting of outstanding options granted more than a year prior to September 28, 2018 and continued vesting of prorated outstanding options granted less than a year prior to September 28, 2018, assuming the fiscal-year end closing price on each vesting date.

(2b)

For retirement-eligible NEOs, represents continued vesting of outstanding RSUs granted more than a year prior to September 28, 2018 and after January 1 of the year following the grant year (“Qualifying Retirement”), assuming the fiscal-year end closing price on each vesting date. Excludes value of RSUs granted on 2/8/2018, as the assumed retirement/termination date of September 28, 2018 does not constitute a Qualifying Retirement for that award. For Mr. Wilson, also represents continued vesting of his unvested restricted stock award that was granted in 2005, assuming the fiscal-year end closing price on the vesting date.

(2c)

For NEOs who shall be retirement-eligible on or prior to the last day of the performance period of each outstanding PSU award, the number of shares subject to such PSU award would be adjusted on a prorated basis (based on the actual amount of time employed within each performance period). However, payouts remain subject to actual performance through the end of each award’s applicable performance period, thus awards continue to be subject to risk of forfeiture. $0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, the intrinsic value of each NEO’s accelerated PSU awards would be as follows:

Mr. Wilson: $4,268,376

Ms. Kennedy: $1,541,052

Mr. Bischoping: $0 (Will not be retirement-eligible at the end of applicable outstanding performance period)

Mr. Kuo: $1,015,280

(2d)	As of September 28, 2018, Mr. Wilson is the only NEO with an outstanding PSO award.

Because he is retirement-eligible and his outstanding PSO award was granted less than a year prior to September 28, 2018, the number of shares subject to such PSO award would be adjusted on a prorated basis (based on the actual amount of time employed between the grant date and the assumed retirement/termination date of September 28, 2018). However, payout remains subject to actual performance through the end of the award’s applicable performance period, thus award continues to be subject to risk of forfeiture.

$0 is shown as payout remains subject to performance post-termination. Assuming target performance is met for this outstanding award, the intrinsic value of Mr. Wilson’s PSO award would be $539,881.

(3a)	Represents full acceleration of all outstanding options.

(3b)	Represents full acceleration of all outstanding RSUs and Mr. Wilson’s restricted stock award that was granted in 2005.

(3c)

Service obligations would lapse fully for all outstanding PSUs, but payouts remain subject to actual performance through the end of each award’s applicable performance period, thus awards continue to be subject to risk of forfeiture.

$0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, the intrinsic value of each NEO’s PSU awards would be as follows:

Mr. Wilson: $7,839,801

Ms. Kennedy: $2,957,191

Mr. Bischoping: $953,084

Mr. Kuo: $1,937,956

(3d)	As of September 28, 2018, Mr. Wilson is the only NEO with an outstanding PSO award.

Service obligations would lapse fully for this outstanding award, but payout remains subject to actual performance through the end of the award’s applicable performance period, thus award continues to be subject to risk of forfeiture.

$0 is shown as payout remains subject to performance post-termination. Assuming target performance is met for this outstanding award, the intrinsic value of Mr. Wilson’s PSO award would be $625,576.

(4a)	Represents full acceleration of all outstanding options.

(4b)

Represents continued vesting of all outstanding RSUs assuming the fiscal-year end closing price on each vesting date. Mr. Wilson’s restricted stock award that was granted in 2005 does not provide for acceleration or continued vesting in the event of disability.

(4c)

Service obligations would lapse fully for all outstanding PSUs, but payouts remain subject to actual performance through the end of each award’s applicable performance period, thus awards continue to be subject to risk of forfeiture. $0’s are shown as payouts remain subject to performance post-termination. Assuming target performance is met for all outstanding awards, the intrinsic value of each NEO’s PSU awards would be as follows:

Mr. Wilson: $7,839,801

Ms. Kennedy: $2,957,191

Mr. Bischoping: $953,084

Mr. Kuo: $1,937,956

(4d)	As of September 28, 2018, Mr. Wilson is the only NEO with an outstanding PSO award.

Service obligations would lapse fully for this outstanding award, but payout remains subject to actual performance through the end of the award’s applicable performance period, thus award continues to be subject to risk of forfeiture.

$0 is shown as payout remains subject to performance post-termination. Assuming target performance is met for this outstanding award, the intrinsic value of Mr. Wilson’s PSO award would be $625,576.

(5)	Excludes value of PSUs earned in September 2018 for FY16-18 performance (earned at 68.5% of target shares).

	Corporate Transaction in which Equity Awards Are Not Assumed, Continued or Substituted (No Termination of Employment) Intrinsic Value of Accelerated Equity Awards(1)
Name	Options	Restricted Stock/RSUs	PSUs(2)	PSOs	Total(3)
Dow R. Wilson	$1,843,378	$2,457,983	$7,839,801	$625,576	$12,766,739
Kolleen T. Kennedy	$618,532	$944,130	$2,957,191	$0	$4,519,852
Gary E. Bischoping	$725,278	$938,645	$953,084	$0	$2,617,007
John W. Kuo	$442,555	$637,889	$1,937,956	$0	$3,018,400

(1)	Based on the closing stock price as of September 28, 2018 ($111.93).

(2)	Excludes value of PSUs earned in September 2018 for FY16-18 performance (earned at 68.5% of target shares).

(3)	Represents full acceleration of all outstanding equity awards (with payout for PSUs and PSOs at target performance level) per the Fifth Amended & Restated 2005 Omnibus Stock Plan.

CEO Pay Ratio

For fiscal year 2018, based on reasonable estimates, the median of the annual total compensation of our employees (other than our CEO) was $144,511 and the annual total compensation of our CEO, as reported in our Summary Compensation Table, was $10,276,439. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 71:1.

Employees Included. The Company had approximately 7,074 employees worldwide as of September 28, 2018. In identifying the worldwide median employee, we included all our employees (except for our CEO).

Selecting Median Employee. In identifying the median employee, we used fiscal year 2018 base salary / wages (in each case annualized for regular part-time employees and full-time employees who joined during the fiscal year). No adjustments were made for cost of living or low compensation standards in any countries. Pay for non-U.S. employees was converted to U.S. dollars using currency exchange rates as of September 28, 2018. There were multiple employees who received the same median salary, so we selected the employee with the most common set of compensation components.

Compensation Included. CEO annual total compensation is the amount reported in this proxy in the Summary Compensation Table for total compensation which includes base salary, non-equity incentive plan compensation, stock awards, option awards, and all other compensation. Total annual compensation for the median employee for fiscal year 2018 includes base salary wages, overtime wages, annual incentive, car plan benefit and company matching contributions to the employee’s 401(k) plan, resulting in total annual compensation of $144,511.

Compensation of Directors

The compensation of directors is determined by the full Board. Directors who are employees (i.e., Mr. Wilson) receive no compensation for their services as directors. The Compensation Committee periodically initiates a review of the non-employee director compensation (including cash retainer and meeting fees and equity awards) and recommends changes to the full Board. Changes to non-employee director compensation are generally made to ensure that compensation levels are market-competitive and that the compensation structure supports our business objectives, aligns directors’ interests with the interests of stockholders, reflects competitive best practice and is cost-and-tax-effective.

Fiscal 2018 Director Compensation Highlights

•	An annual cash retainer to all non-employee directors.

•	An additional annual cash retainer to the Board Chair and committee chairs.

•

Beginning January 1, 2018, an additional annual cash retainer for members of committees, an increase in the annual cash retainer for the Compensation Committee Chair and the elimination of committee meeting fees.

•	Company matching of director contributions to charities and educational institutions.

•	An annual restricted stock unit award to all non-employee directors instead of deferred stock units.

•	No performance-based equity awards, pension plans or excessive retirement benefits.

•	Meaningful stock ownership requirements and limit on total director compensation.

The values paid for each compensation program component in fiscal year 2018 beginning on January 1, 2018 are set forth in the following table. All directors are also reimbursed for out-of-pocket expenses associated with attending Board and committee meetings, and for expenses related to attending continuing directors’ education programs.

Compensation Element	Compensation Amount
Annual Cash Board Retainer	• $100,000
Additional Annual Cash Retainers for Independent Board Chair and Committee Chairs

•  $150,000 for Independent Board Chair

•  $20,000 for Audit Committee Chair

•  $19,000 for Compensation & Management Development Committee Chair(1)

•  $12,000 for Nominating & Corporate Governance Committee Chair

•  $12,000 for Ethics Committee Chair

Additional Annual Cash Retainer for Non-Chair Committee Members(2)	• $14,000 for Audit Committee Member • $7,500 for Compensation Management Committee Member • $5,000 for Nominating Governance Committee Member • $5,000 for Ethics and Compliance Committee Member
Annual Equity Award

•  $165,000 in restricted stock units (RSUs)(3)

•  Grants cliff-vest (100% vest) upon the earlier of one year from the grant date or the next Annual Meeting of Shareholders

•  Vesting accelerates in the event of termination due to death, disability, retirement, or upon a change in control (CIC)

Charitable Giving

•  Company matching of director contributions to charities and educational institutions up to a maximum of $10,000 per director per calendar year

•  Director contributions to Varian’s Political Action Committee were matched by a Company contribution to a charity or educational institution up to a maximum of $5,000 per director per calendar year

(1)	Prior to January 1, 2018, this amount was $15,000.

(2)

Prior to January 1, 2018, non-Chair committee members did not receive additional annual cash retainers but instead received $1,500 for each in-person or telephonic Committee meeting attended and $750 for each in-person Committee meeting attended by phone.

(3)	Prior to January 1, 2018, directors received deferred stock units (“DSUs”) with a grant date fair value of $160,000 that vest quarterly.

Non-employee directors may elect to receive their cash compensation as full-value shares of our common stock, at a value equal to the fair market value on the date that the foregone cash compensation otherwise would have been paid. They may alternatively elect to defer their retainers and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. All earnings on amounts deferred under the DCP are not preferential or above market. Please refer to the discussion in “Nonqualified Deferred Compensation” above for more information.

We maintain stock ownership guidelines for our non-employee directors. Under these guidelines, each non-employee director is expected to own shares valued at five times the annual cash Board retainer which for this purpose includes shares subject to stock unit awards. Ownership levels are to be achieved within five years from the date upon which an individual becomes a non-employee Director, within three years of the amendment to the ownership levels described above, or within three years of an amendment to non-employee Director compensation that increases the annual retainer fees payable to non-employee Directors by 25% or greater, whichever is later. One third of the guideline must be achieved within the first two and a half years after an individual becomes subject to the non-employee director compensation program.

In addition, in February 2017, our stockholders approved a limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director during each fiscal year. Currently, the maximum number of shares subject to stock awards granted during a single fiscal year under the 2005 Omnibus Stock Plan or otherwise, if any, taken together with any cash fees paid during such fiscal year for services on the Board of Directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,0000 in total value for any other non-employee director.

The following table sets forth the compensation received by each non-employee director during fiscal year 2018:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total ($)
Jose Baselga (4)	$108,000	$165,000	—	—	—	—	$273,000
Susan L. Bostrom	$118,000	$165,000	—	—	—	$10,000	$293,000
Judy Bruner	$120,000	$165,000	—	—	—	$22,500	$307,500
Jean-Luc Butel	$121,250	$165,000	—	—	—	—	$286,250
Regina Dugan	$111,500	$165,000	—	—	—	—	$276,500
R. Andrew Eckert	$269,750	$165,000	—	—	—	$10,000	$444,750
Timothy E. Guertin	$105,500	$165,000	—	—	—	—	$270,500
David J. Illingworth	$120,250	$165,000	—	—	—	—	$285,250
Mark R. Laret (5)	$6,000	$0	—	—	—	$10,000	$16,000

(1)

This column includes cash compensation earned during fiscal year 2018 under the terms of the director compensation program that was in effect prior to January 1, 2018 in addition to cash compensation earned during fiscal year 2018 under the revised director compensation program.

(2)

This column represents the aggregate grant date fair value of RSUs granted in fiscal year 2018, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the award. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors. No DSUs were granted in fiscal year 2018.

(3)

Amounts represent charitable contributions made by the Company during the fiscal year on behalf of Ms. Bostrom, Ms. Bruner, Mr. Eckert and Mr. Laret under our charitable gift matching programs. Contributions span multiple calendar years and therefore may be higher than the applicable calendar year limits outlined above.

(4)	Jose Baselga resigned from the Board effective September 18, 2018.

(5)	Mark Laret resigned from the Board effective February 8, 2018.

The following table sets forth the aggregate number of outstanding RSUs and stock options held by each non-employee director listed as of the end of fiscal year 2018:

Name	RSUs Outstanding	Options Outstanding
Jose Baselga	—	—
Susan L. Bostrom	5,815	—
Judy Bruner	4,311	—
Jean-Luc Butel	3,312	—
Regina Dugan	5,815	—
R. Andrew Eckert	5,815	11,302
Timothy E. Guertin	5,815	5,651
David J. Illingworth	5,815	5,561
Mark R. Laret	—	—

Fiscal 2018 Director Compensation

Effective January 1, 2018, our Board revised our non-employee director compensation program to provide that (i) each non-employee director who is not the Chair of a committee will receive an additional annual retainer paid in quarterly installments for his or her service on a Board committee (instead of meeting fees for each committee meeting that he or she attends), and (ii) each non-employee director will receive RSUs with a grant date fair value of $165,000 that cliff-vest (100% vest) upon the earlier of one year from the grant date or the next Annual Meeting of Shareholders (instead of DSUs with a grant date fair value of $160,000 that vest quarterly). In addition, the chair of the Compensation Committee will receive a $19,000 annual retainer, an increase of $4,000. Such changes to our non-employee director compensation program were made to better reflect market practice and to appropriately compensate our non-employee directors for their time, commitment and contributions to the Board.

Compensation Committee Interlocks and Insider Participation

No member of this committee was at any time during fiscal 2018 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

There were no related party transactions during fiscal year 2018.

VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY PALO ALTO, CA 94304 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 13, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E52639-P14344 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VARIAN MEDICAL SYSTEMS, INC. The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. To elect the following nominees: Nominees: 1a. Anat Ashkenazi 1b. Jeffrey R. Balser 1c. Judy Bruner 1d. Jean-Luc Butel 1e. Regina E. Dugan 1f. R. Andrew Eckert 1g. Timothy E. Guertin For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. For Against Abstain Yes No 1h. David J. Illingworth 1i. Dow R. Wilson 2. To approve, on an advisory basis, the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement. 3. To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.‘s independent registered public accounting firm for fiscal year 2019. The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc. NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com E52640-P14344 PROXY VARIAN MEDICAL SYSTEMS, INC. Proxy for Annual Meeting of Stockholders—February 14, 2019 This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints DOW R. WILSON and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Company’s headquarters at 3100 Hansen Way, Palo Alto, California 94304, on February 14, 2019, at 4:30 p.m., Pacific Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com. Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be signed on reverse side)